Exhibit 10.4

LEASE AGREEMENT

BETWEEN

7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership,

AS LANDLORD

AND

LANTANA HP, LTD., a Texas limited partnership,

AS TENANT

DATED AS OF MARCH 26 2013

(i)

(ii)

List of Exhibits:

Exhibit A-1	Site Plan of Property
Exhibit A-2	Floor Plans
Exhibit B	Permitted Encumbrances
Exhibit C	Arbitration Procedure
Exhibit D	Insurance Requirements
Exhibit E	Form of Tenant Estoppel Certificate
Exhibit F	Rules and Regulations
Exhibit G	Rooftop Equipment
Exhibit H-1	First Early Expiration Space
Exhibit H-2	Second Early Expiration Space
Exhibit H-3	Third Early Expiration Space
Exhibit H-4	Demising/Separation/Multi-Tenant Work
Exhibit I	Right of First Offer
Exhibit J	Utility Exhibit
Exhibit K	BOMA Study
Exhibit L	Description of Building Systems
Exhibit M	Description of Property Amenities
Exhibit N	Tenant Maintained Off-Premises Equipment

(iii)

Page

Exhibit O	Conduit
Exhibit P	Permitted Uses
Exhibit Q	Permitted Hazardous Substances and Quantities
Exhibit R	Tenant’s Permits
Exhibit S	Sustainability Site Practices
Exhibit T	Tenant’s Signage
Exhibit U	Parking Exhibit
Exhibit V	Security Services Transition Work
Exhibit W	Reserved
Exhibit X	Landlord’s Auditorium Usage
Exhibit Y	Lab Restoration Work
Exhibit Z	Janitorial
Exhibit AA	Designated Secure Areas
Exhibit BB	Letter of Credit
Exhibit CC	Landlord Repair Items
Addendum 1	Addendum to Lease

(iv)

LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is dated as of this 26th day of March, 2013 (the “Commencement Date”), by and between 7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership (“Landlord”), and LANTANA HP, LTD., a Texas limited partnership (“Tenant”).

R E C I T A L S :

In consideration of the premises, the mutual benefits to be derived from this Lease and the representations, warranties, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. Unless otherwise defined herein or unless the context otherwise requires, the capitalized terms listed below shall have the meanings stated for those terms when used in this Lease:

“ADA” shall mean the Americans with Disabilities Act of 1990, as amended, and the rules, regulations and pronouncements issued in connection therewith.

“Additional Rent” shall mean (i) Tenant’s Proportionate Share of Operating Costs, (ii) Tenant’s Proportionate Share of Impositions, (iii) Tenant’s Separate Electrical Costs, (iv) Shared Electrical Costs, (v) Common Area Electrical Costs, (vi) Tenant’s Separate Chilled Water Costs, and (vii) Common Area Chilled Water Costs.

“Affiliate” shall mean any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

“After Business Hours” means (a) any time other than between 7:00 a.m. to 7:00 p.m. on weekdays or between 8:00 a.m. to 1:00 p.m. on Saturdays, (b) Sundays and (c) Holidays.

“Base Rent” shall have the meaning stated in Section 4.1 herein.

“BOMA Study” shall mean that certain study and the report attached hereto as Exhibit K covering the Property.

“Building” shall mean any one of the buildings designated as B100, B200, B300, B400 or B500 on Exhibit A-1, which is attached hereto and made a part hereof, and the plural form shall refer to one or more of said buildings.

“Building Code” shall mean the City of Austin Building Code.

“Building Exclusive Use Common Areas” shall mean those areas and the facilities in those areas designated by Landlord from time to time for the common use of all tenants of a particular Building only. The Building Exclusive Use Common Areas as they currently exist of the date of this Lease are described in Exhibit A-1. Notwithstanding anything contained herein to the contrary, in no event shall the lobbies or other Common Areas of B500 (other than the unenclosed portion of the loading dock of B500) be designated as Building Exclusive Use Common Area.

“Building’s Structure” means with respect to each Building the roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, curtain walls, and thermal moisture systems of that Building.

“Building’s Systems” for a Building means the fixtures and equipment located in or on that Building which have the function and include the components described on Exhibit L, attached hereto and made a part hereof; and for a “Parking Structure” (defined below) means the fixtures and equipment located in or on that Parking Structure which have the function and include the components described on said Exhibit L; in each case of a Building or a Parking Structure, including, without limitation, the HVAC, life-safety, plumbing, electrical, electronic data, communications, security, mechanical and elevator systems, if any.

“Business Day” shall mean any day other than a Saturday, Sunday, or a “Holiday”.

“CERCLA” shall have the meaning stated in Section 6.11(c) herein.

“Chilled Water Costs” shall have the meaning stated in Section 5.3 herein.

“Commencement Date” means March 26, 2013.

“Common Areas” shall mean those areas and the facilities in those areas (including the Property Amenities) designated by Landlord from time to time for the common use of all tenants of the Property (such as driveways, sidewalks, cafeterias, fitness centers, Parking Structures, loading areas and access roads) and not leased to or allocated for the exclusive use of Tenant or any other single tenant of the Property; provided that references to the Common Areas herein shall include references to Building Exclusive Use Common Areas.

“Core Portions” shall have the meaning stated in Section 6.9(b) herein.

“Default” shall mean any event or condition which with the passage of time or the giving of notice, or both, would constitute an Event of Default under this Lease.

“Early Expiration Space” shall mean those portions of the Premises shown on Exhibit H-1 (the “First Early Expiration Space”), Exhibit H-2 (the “Second Early Expiration Space”), and Exhibit H-3 (the “Third Early Expiration Space”).

“Electrical Costs” shall have the meaning stated in Section 5.3 herein.

“Environmental Laws” shall have the meaning stated in Section 6.11(c) herein.

“Expiration Date” means March 31, 2025.

“Event of Default” shall have the meaning stated in Sections 9.1 and 9.5 herein, as the case may be.

“Fair Market Rental Rate” means the amount of rent (expressed as an annual per square foot amount payable in monthly installments) charged to tenants in arm’s-length transactions for non-sublease, non-encumbered space comparable to the Premises (or the portion thereof that is subject to such rent determination) in comparable buildings (age, number of stories, total size, and comparable location) in the area commonly known as the Southwest Submarket of Austin, Texas, taking into account all financial terms, including, without limitation, base rent, free rent and rental abatement, escalations, length of the term, the cost of any landlord-performed tenant improvement work and any tenant improvement allowances. Fair Market Rental Rate shall be computed based on transactions occurring within twelve (12) months prior to the date of the Rental Notice provided by Landlord pursuant to Section 4.2 below, provided that in making such computation, timing adjustments shall be made to take into account the fact that the term and rent schedule in such comparable transaction may begin before or after the term and rent schedule applicable to this Lease for the Renewal Term. Notwithstanding any contrary provision hereof, in determining the Fair Market Rental Rate, no consideration shall be given to (a) any period between the effective date and the rent commencement date of the comparable lease if the tenant thereunder is not paying rent during such period due to its design, permitting and construction of improvements, or (b) any commission paid or not paid in connection with such comparable transaction. The Fair Market Rental Rate shall include adjustment of the stated size of the Premises (or the portion thereof that is subject to such rent determination) based upon the standards of measurement utilized in the comparable transactions.

“GAAP” shall mean United States generally accepted accounting principles consistently applied to the accounts to which the principles are then to be applied; provided, however, in the event that public reporting companies are required by the US Securities and Exchange Commission to apply different accounting principles to its books of account, then the term shall mean the accounting principles required by the US Securities and Exchange Commission to be applied in reporting financial information by the public reporting company.

“Governmental Entity” shall mean any court or any federal, state, or local legislative body or municipality, or governmental department, commission, board, bureau, agency or authority.

“Hazardous Materials” shall have the meaning stated in Section 6.11(b) herein.

“Holiday” means any of the following days: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving Day, Christmas Day, New Year’s Eve Day and other recognized holidays which are observed by national banking institutions.

“Impositions” shall have the meaning stated in Section 5.2 herein.

“Initial Measurement Standard” shall mean the standard of measurement utilized in the BOMA Study and as more particularly described on Exhibit K.

“Initial Term” shall have the meaning stated in Section 3.1 herein.

“Interest Rate” shall have the meaning stated in Section 4.5 herein.

“Land” shall mean all of Lot 1, Block “U,” LANTANA LOT 1, BLOCK U, a subdivision in Travis County, Texas, according to the map or plat thereof recorded under Document No. 200600010 in Official Public Records of Travis County, Texas.

“Legal Requirements” shall mean all orders, injunctions, writs, statutes, rulings, rules, regulations, requirements, permits, certificates, ordinances of any Governmental Entity, including, without limitation, the ADA, the Building Code, zoning laws, all restrictive covenants affecting the Property and all Environmental Laws, applicable to the Property, Landlord, or Tenant, whether foreseen or unforeseen; provided that with respect to (i) changes after the Commencement Date to any private restrictive covenants (i.e., restrictive covenants entered into with non-governmental third parties as opposed to covenants that may be imposed by a Governmental Entity) affecting the Property that are within Landlord’s control or (ii) imposition of any new such private restrictive covenants after the Commencement Date (a) such changes or new restrictive covenants must be provided to Tenant in writing and be generally applicable to all tenants of the Property whose leases require such compliance; (b) such changes or new restrictive covenants shall not unreasonably interfere with Tenant’s Permitted Uses of the Premises or materially increase the burdens or obligations upon Tenant; and (c) such changes or new restrictive covenants shall be enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance.

“Liens” shall mean all mortgages, deeds of trust, liens, security interests, pledges, conditional sale contracts, claims, rights of first refusal, options, charges, liabilities, obligations, easements, rights-of-way, limitations, reservations, restrictions, ground lease, and other encumbrances of any kind.

“Non-Disturbance Agreement” shall have the meaning stated in Section 10.12 herein.

“Operating Costs” shall have the meaning stated in Section 5.1 herein.

“Original Tenant” shall mean the tenant originally named herein and any Permitted Transferee of such tenant.

“Parking Structure” means any of the multi-level structures designated as P100, P300 and P400 on Exhibit A-1, which is attached hereto and made a part hereof and the plural form shall refer to one or more of said parking structures.

“Permits” shall mean all permits, licenses, registrations, franchises, concessions, orders, certificates, consents, accreditations, authorizations and approvals applicable to the Property or any portion thereof (including the Premises), Landlord, Tenant or any other Person from time to time in possession of all or any portion of the Property and imposed or required by any Governmental Entity on account of the ownership, possession or use of the Property or some portion thereof.

“Permitted Encumbrances” shall mean the Liens set forth on Exhibit B attached hereto.

“Permitted Restrictive Covenant” shall mean any private restrictive covenants (i.e., restrictive covenants entered into with non-governmental third parties as opposed to covenants that may be imposed by a Governmental Entity) affecting the Property as of the Commencement Date or new such private restrictive covenants entered into after the Commencement Date provided that Permitted Restrictive Covenants shall not include any amendment to any restrictive covenants that exists as of the Commencement Date or any new restrictive unless the following conditions are satisfied: (a) such changes or new restrictive covenant must be provided to Tenant in writing and be generally applicable to all tenants of the Property whose leases require such compliance; (b) such changes or new restrictive covenant shall not unreasonably interfere with Tenant’s Permitted Uses of the Premises or materially increase the burdens or obligations upon Tenant; and (c) such changes or new restrictive covenant shall be enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance.

“Permitted Uses” shall have the meaning stated in Section 6.1 herein.

“Person” shall mean an individual, partnership, joint venture, limited liability company, corporation, bank, trust, unincorporated organization or a Governmental Entity.

“Premises” shall mean such portion or portions of the Buildings shown on Exhibit A-2.

“Property” shall mean collectively the Land, all of the Buildings, all of the Parking Structures, all of the Property Amenities, all of the Common Areas and all other improvements and facilities located on the Land.

“Property Amenities” shall mean collectively the portion or portions of the Property listed on Exhibit M attached hereto (and as shown on the Site Plan), as the same may be modified and altered as provided in this Lease.

“RCRA” shall have the meaning stated in Section 6.11(c) herein.

“Renewal Term” shall have the meaning stated in Section 3.2(a) herein.

“Rent” shall mean collectively the Base Rent, the Additional Rent, and all other sums that Tenant may owe to Landlord under this Lease.

“Rules and Regulations” shall have the meaning set forth in Section 10.31.

“Site Plan” shall mean the site plan of the Property attached hereto as Exhibit A-1.

“Sublease” shall mean any sublease, covering space in a Building, hereafter executed by Tenant, as the sublandlord thereunder, other than this Lease.

“Superior Interest” shall mean any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder, provided that no such encumbrance shall be a Superior Interest under this Lease unless Tenant has been provided a Non-Disturbance Agreement from the holder of such Superior Interest which satisfies the requirements of this Lease.

“Taxes” shall mean all ad valorem or other real or personal property taxes, assessments, fees, levies, duties (including customs duties and similar charges), deductions or other charges of any nature whatsoever (including interest and penalties) imposed by any Governmental Entity on the Property.

“Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under an agreement with Tenant as to this Lease; any subtenants claiming by, through, or under a Sublease with Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

“Tenant’s Permits” shall have the meaning stated in Section 6.2 herein.

“Tenant Maintained Off-Premises Equipment” means the personal property and/or equipment listed on Exhibit N attached hereto or any of Tenant’s or any subtenant’s other equipment or other property that may be located from time to time on or about the Property (other than inside the Premises) and used in connection with the Premises. The Tenant Maintained Off-Premises Equipment shall not be removed by Landlord during the Term of this Lease unless agreed by Tenant.

“Tenant’s Proportionate Share” on the Commencement Date means 100% and at any point in time thereafter, means the percentage obtained by dividing (a) the rentable square footage included in the Premises at said point in time by (b) the rentable square footage in the Property.

“Term” shall mean the Initial Term and the Renewal Term if effectively exercised by Tenant pursuant to the terms of this Lease, subject to earlier termination as provided in this Lease.

“Visible Premises” shall have the meaning stated in Section 6.9(a)(ii) herein.

ARTICLE II

LEASE OF PROPERTY

2.1. Lease.

(a) Grant. In consideration of the Rents, covenants, and agreements to be performed by Tenant in this Lease, and the other conditions set forth in this Lease to which Tenant hereby agrees shall be paid, kept, and performed, Landlord hereby does lease exclusively unto Tenant, and Tenant hereby does rent and lease from Landlord, the Premises, as the same shall be determined under the provisions of this Lease from time to time, subject to all applicable Legal Requirements and all Permitted Encumbrances.

(b) Measurement Standards; Remeasurement Right.

(i) On the Commencement Date, the Premises shall consist of approximately 812,350 rentable square feet situated within the Buildings. The rentable square footage of the Premises shall decrease as described in Section 3.1(b) below at such times as the term of this Lease expires with respect to the Early Expiration Spaces. Except as otherwise provided in Section 2.1(b)(iii) below, Landlord and Tenant stipulate that the number of rentable square feet in the Premises set forth in the BOMA Study shall be binding upon them for the Initial Term.

(ii) Notwithstanding anything contained in this Lease to the contrary, if the Term of this Lease is extended for the Renewal Term (as defined in Section 3.2(a) below), Tenant hereby acknowledges and agrees that Landlord shall have the right, at Landlord’s sole cost and expense, to have a reputable licensed architect engaged by Landlord re-measure the rentable square footage of the Premises in accordance with the Building Owners and Managers Association’s then-current Standard Method of Floor Measurement for Office Buildings and its accompanying guidelines (“Current BOMA Standards”) and that, subject to the terms hereof, any such revised rentable square footage applicable as of the commencement of the Renewal Term shall be applicable to this Lease and Tenant’s obligations hereunder during the Renewal Term (including, without limitation, the computation of Base Rent and Additional Rent payable by Tenant during the Renewal Term). Landlord shall deliver notice of any such re-measurement (a “Remeasurement Notice”) pursuant to this Section 2.1(b)(ii) concurrently with Landlord’s delivery of the Rental Notice (as defined in Section 4.2 below).

(iii) Notwithstanding anything contained in this Section 2.1(b) to the contrary, if at any time during the Term of this Lease the size of the Common Area within a Building in which any portion of the Premises are located are modified due to new improvements or alterations or if new Common Areas are otherwise constructed at the Property that directly benefit Tenant, then the Premises shall be subject to re-measurement. Any such re-measurements of the Premises conducted during the Initial Term shall be conducted by a reputable licensed architect engaged by Landlord in accordance with the Initial Measurement Standard and any such remeasurement following the Initial Term shall be conducted in accordance with the Current BOMA Standards. Landlord shall deliver a Remeasurement Notice to Tenant promptly following completion of any such remeasurement pursuant to this Section 2.1(b)(iii).

(iv) Tenant shall have the right, within thirty (30) days following receipt from Landlord of a Remeasurement Notice pursuant to either Section 2.1(b)(ii) or Section 2.1(b)(iii) above (the “Tenant Confirmation Period”) (A) to request Landlord provide a reasonably detailed explanation of the methods used for Landlord’s determination of the rentable square footage set forth in such Remeasurement Notice (which Landlord shall thereafter provide within ten (10) Business Days), and (ii) at Tenant’s sole cost and expense, to retain a qualified architect to remeasure the rentable square footage of the Premises pursuant to the Initial Measurement Standard or, after the Initial Term, the Current BOMA Standards, as the case may be. If Tenant thereafter disputes the rentable square footage set forth in the subject Remeasurement Notice, then, prior to the expiration of the Tenant Confirmation Period, Tenant shall deliver notice thereof to Landlord (the “RSF Dispute Notice”), which shall be accompanied by (1) the rentable square footage of the Premises, as determined by Tenant’s architect’s measurement of the Premises pursuant to the Initial Measurement Standard or, after the Initial Term, the Current BOMA Standards, as the case may be, and (2) a reasonably detailed explanation of the methods used by Tenant’s architect for its determination of such rentable square footage. If Tenant fails to timely provide an RSF Dispute Notice, the rentable square footage shall be as determined by Landlord in the subject Remeasurement Notice and shall not be subject to dispute or challenge by Tenant. If Tenant shall timely deliver an RSF Dispute Notice, the parties shall thereafter meet in good faith and attempt to agree upon the rentable square footage of the Premises pursuant to the Initial Measurement Standard or, after the Initial Term, the Current BOMA Standards, as the case may be. If the parties fail to reach agreement with respect thereto within thirty (30) days following Landlord’s receipt of the RSF Dispute Notice, then the parties shall mutually and reasonably select a qualified third-party architect (the cost of whom shall be shared equally by Landlord and Tenant) to determine the rentable square footage of the Premises based on the Initial Measurement Standard or, after the Initial Term, the Current BOMA Standards, as the case may be. If the parties are unable to agree on such architect, either party may request that the Austin chapter of the Texas Society of Architects furnish to Landlord and Tenant a list of three (3) architects with relevant experience. Upon receiving such list, first, Landlord shall strike a name from the list, then Tenant shall strike a name from the list, and the remaining architect shall make the determination of rentable square footage. Such third party architect’s ruling shall be binding upon Landlord and Tenant. Upon resolution of any dispute as to the rentable square footage of the Premises pursuant to the terms hereof, the final rentable square footage shall be deemed to be applicable as of (x) with respect to re-measurements conducted in accordance with Section 2.1(b)(ii) above, the commencement of the Renewal Term and (y) with respect to re-measurements conducted in accordance with Section 2.1(b)(iii) above, the date of substantial completion of the subject improvements or alterations to the Common Areas (notwithstanding the timing of such determination) and all necessary adjustments to the terms of this Lease resulting from such remeasurement shall be documented in writing by Landlord and Tenant (and any necessary payments or reimbursements resulting from such final determination, as applicable, shall be promptly made following such final determination of the Premises rentable square footage).

(v) Notwithstanding anything contained herein to the contrary, if the Building Owners and Managers Association ceases to publish the current Standard Method of Floor Measurement for Office Buildings, or if such standard is otherwise renamed, revised, discontinued or superseded, the parties agree that the Building Owners and Managers Association or any successor organization thereto will be sole judge of the comparability of successive measurement standards, but if no such organization supplies and designates a comparable measurement standard, or if no succeeding standard is published, then the calculations under this Lease based on the Current BOMA Standard shall be based on the comparable measurement standard then most prevalently utilized by comparable office building projects in the Southwest Submarket of Austin, Texas.

(c) “AS IS”. TENANT ACKNOWLEDGES THAT LANDLORD HAS MADE NO, AND IS NOT MAKING ANY, REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) REGARDING THE PHYSICAL CONDITION OF THE PROPERTY OR ITS HABITABILITY OR ITS SUITABILITY FOR ANY PARTICULAR PURPOSE AND TENANT AGREES THAT THE PREMISES ARE LEASED BY TENANT IN ITS PRESENT CONDITION, “AS IS, WHERE IS AND WITH ALL FAULTS.”

(d) Net Lease. This Lease is a net lease and, except as provided in this Lease otherwise, the Rent payable by Tenant hereunder is not subject to any abatement, reduction, set-off, counterclaim defense or deduction except for any abatements which are expressly permitted under this Lease. Except as otherwise expressly provided in this Lease, the obligations of the Tenant contained in this Lease shall not be affected by reason of (i) any damage to or destruction of the Property or any part thereof by any cause whatsoever (including fire, casualty, act of God or enemy, or any other force majeure event), or (ii) any condemnation, including a temporary condemnation, of the Property or any part thereof.

2.2. Common Areas; Conduit.

(a) Common Area License. During the Term, Tenant shall have the non-exclusive right to use only for their intended purposes, the Common Areas. Tenant shall faithfully observe and fully comply with all Rules and Regulations from time to time made by Landlord pursuant (and subject) to the terms and conditions of Section 10.31 below for the safety, care, use and cleanliness of the Common Areas and the preservation of good order therein. Notwithstanding the foregoing, Tenant shall only be entitled to use those Building Exclusive Use Common Areas serving Buildings in which Tenant is an occupant (it being agreed by Landlord and Tenant that each Building Exclusive Use Common Area shall only be subject to use by the occupants of the Building that such Building Exclusive Use Common Areas serve).

(b) Conduit

(i) Survey. Tenant agrees that as a portion of the work to be performed by Tenant pursuant to Section 3.1(b)(iv) and at its expense, Tenant will proceed to perform a survey of the existing conduit, during which survey Tenant will document and mark each conduit (and the inner ducts therein) then in use at the Property by type and the route of cabling installed in all said conduit and its inner ducts (both conduits within the Buildings (other than B100 and B200) and the conduit running from Building to Building).

(ii) Inner-Building Conduit. The risers, raceways, shafts and conduits within each Building shall be Common Areas to be utilized for the installation and maintenance of conduits, risers, cables, ducts, and other devices for communications, and data processing devices by Landlord and/or the occupants of each such Building and managed and maintained by Landlord. In connection with Tenant’s use of such risers, raceways, shafts and conduits, Tenant shall use Landlord’s riser management vendor provided that if Tenant reasonably objects to Landlord’s riser management vendor, Landlord and Tenant shall cooperate to have Landlord provide alternative riser management vendors that are reasonably acceptable to Landlord and Tenant. For Buildings where Tenant does not lease 100% of the rentable square footage of such Building, Tenant shall only be permitted to utilize its proportionate share (based on the amount of rentable square footage in such Building by Tenant compared to the total rentable square footage of such Building) of the total aggregate available conduit within such Building, as reasonably determined by Landlord and after Landlord reserves its share necessary to operate Building Systems and perform Landlord’s obligations under this Lease. Tenant agrees to consolidate its existing conduit usage within B500 by July 31, 2013 and its existing conduit usage within B300 by December 31, 2014 so that Tenant is not utilizing more than its proportionate share of the conduit within each respective Building. In addition, to the extent any of the cabling within either B500 or B300 has been abandoned and is no longer used either for Building Systems or used by Tenant, then Tenant shall remove such cabling from the conduit in such Buildings. Tenant’s proportionate share of such conduit shall in all instances be located within the minimum number of conduits reasonably possible (for example, if a Building has 4 conduits for Common Area use and Tenant’s proportionate share of such conduit is 50%, then Tenant shall receive use of 2 full conduits (as opposed to, for instance, receiving 50% use of each of the 4 conduits)). Tenant’s proportionate share of a Building’s utility shafts shall, as reasonably agreed by Tenant and Landlord based on the use of such shafts as of the Commencement Date, be based on either: (i) the minimum number of utility shafts reasonably possible (for example, if a Building has 4 shafts for Common Area use and Tenant’s proportionate share of such shafts is 50%, then Tenant shall receive use of 2 full shafts (as opposed to, for instance, receiving 50% use of each of the 4 shafts)) or (ii) the overall capacity of the utility shafts (for example, if a Building has 4 shafts for Common Area use and Tenant’s proportionate share of such shafts is 50%, then Tenant shall receive 50% use of each of the 4 shafts).

(iii) Inter-Building Conduit. The risers, raceways, shafts and conduits running from Building to Building and/or located on the Property outside of a Building (“Inter-Building Conduit”) shall be Common Areas to be utilized for the installation and maintenance of conduits, risers, cables, ducts, and other devices for communications, and data processing devices by Landlord and/or the occupants of the Property and managed and maintained by Landlord; provided, however, that the conduit described in Exhibit O as “Landlord’s Reserved Conduit” shall be reserved by Landlord to utilize for the Building Systems (including, without limitation, security, life safety, and BMS controls) as well as use for other tenants of the Property, and the conduit described in Exhibit O as “Tenant’s Reserved Conduit” shall be reserved by Tenant to utilize. Tenant shall consolidate its existing cabling within the Inter-Building Conduit to be within Tenant’s Reserved Conduit by July 31, 2013 (and any of Tenant’s cabling that is otherwise located in the Inter-Building Conduit shall be removed and appropriate pull strings shall be left in each such conduit for future re-use). In connection with Tenant’s use of such risers, raceways, shafts and conduits, Tenant shall use Landlord’s riser management vendor provided that if Tenant reasonably objects to Landlord’s riser management vendor, Landlord and Tenant shall cooperate to have Landlord provide alternative riser management vendors that are reasonably acceptable to Landlord and Tenant.

ARTICLE III

TERM

3.1. Initial Term.

(a) Commencement Date. Subject to and upon the terms and conditions set forth in this Lease, the initial term of this Lease shall commence on the Commencement Date and, as respects all of the Premises other than the Early Expiration Space, shall expire at 11:59 PM on the Expiration Date (the “Initial Term”).

(b) Early Expiration Spaces.

(i) Notwithstanding anything contained herein to the contrary, the term of this Lease shall expire as to (A) the First Early Expiration Space shown on Exhibit H-1 attached hereto as of September 30, 2013, (B) the Second Early Expiration Space shown on Exhibit H-2 attached hereto as of December 31, 2013, and (C) the Third Early Expiration Space shown on Exhibit H-3 attached hereto as of December 31, 2014.

(ii) This Lease shall automatically terminate and be of no further force or effect with respect to an Early Expiration Space and Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to such Early Expiration Space as of the applicable expiration date set forth in Section 3.1(b)(i) above, except those obligations set forth in this Lease which relate to the term of Tenant’s lease of such Early Expiration Space and/or that specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease with respect to such Early Expiration Space, up to and including the date the term of this Lease expires as to such Early Expiration Space. Tenant shall vacate and surrender each Early Expiration Space, and deliver exclusive possession thereof to Landlord, on or before the applicable expiration date set forth in Section 3.1(b)(i) above in accordance with all of the provisions of this Lease pertaining to the expiration or termination of this Lease, including, without limitation, Sections 6.4 and

10.13(a). If Tenant fails to vacate and surrender an Early Expiration Space as required by the terms of this Section 3.1(b) on or before the applicable expiration date set forth in Section 3.1(b)(i) above, the terms of Section 10.13(b) of this Lease shall apply. Effective upon the date that this Lease expires as to any Early Expiration Space in accordance with the terms of this Section 3.1(b), the “Premises” shall mean and refer to the remaining portions of the Premises other than the applicable Early Expiration Space and all references in this Lease to the “Premises” shall be deemed to no longer include references to such Early Expiration Space.

(iii) Effective as of the date when this Lease expires as to the First Early Expiration Space, the rentable square footage of the Premises shall be 637,209 and Tenant’s Proportionate Share shall be 78.44%. Effective as of the date when the Lease expires as to the Second Early Expiration Space, the rentable square footage of the Premises shall be 587,428 and Tenant’s Proportionate Share shall be 72.31%. Effective as of the date when the Lease expires as to the Third Early Expiration Space, the rentable square footage of the Premises shall be 470,575 and Tenant’s Proportionate Share shall be 57.92%. Tenant’s Proportionate Share shall be adjusted if the rentable square footage of the Property has been modified since the Commencement Date.

(iv) In connection with the surrender of the Early Expiration Space and the conversion of the Property into a multi-tenant project, Landlord and Tenant shall each perform certain improvements to the Property described on Exhibit H-4 within the time frames set forth in Exhibit H-4. All such work shall be performed using Building standard materials and finishes except as otherwise provided in Exhibit H-4. All such work by Landlord shall be deemed Renovations for purposes of this Lease and shall be subject to the terms of Section 10.14 of this Lease. All such work by Tenant shall be performed in accordance with Section 6.4 below. In addition, no later than thirty (30) days prior to the Lease expiration date for each Early Expansion Space, Landlord shall provide Tenant with a re-estimate of Additional Rent that reflects the adjustment of Additional Rent as of the first day following the date when this Lease expires as to each Early Expansion Space and the Additional Rent owed under this Lease shall be adjusted effective as of each such date based on the square footage reduction in the Premises even if Landlord fails to deliver such re-estimates.

3.2. Renewal Term.

(a) Provided no Event of Default then exists, Tenant shall have the right (the “Option to Extend”), but not the obligation, to extend the term of the Lease for one (1) additional term (the “Renewal Term”) of ten (10) years. If and to the extent that the option to renew the Term is exercised by Tenant as herein provided, the Renewal Term shall commence at the expiration of the Initial Term and shall expire on the last day of the one hundred twentieth (120th) full calendar month following the commencement of the Renewal Term.

(b) Tenant may either extend the term of this Lease with respect to either (i) the entire Premises or (ii) in the alternative, the entire portion of the Premises located within Buildings B100, B200 and B500 (the “Reduced Renewal Space”). In order to exercise the Option to Extend, Tenant must give written notice of Tenant’s election to extend the term of this Lease (the “Extension Notice”) no later than twenty-one (21) months and no more than twenty-four (24) months prior to the expiration of the Initial Term of this Lease. Following Tenant’s delivery of the Extension Notice, Tenant shall notify Landlord in writing at least eighteen (18) months prior to the expiration of the term of this Lease (the “Additional Notice”) as to whether the Extension Notice will apply to the entire Premises or apply only with respect to the Reduced Renewal Space. If Tenant does not timely deliver the Additional Notice, then it shall be deemed that the Extension Notice will apply to the entire Premises.

(c) Tenant’s lease of the Premises during the Renewal Term shall be on all of the then existing terms and conditions of this Lease, except that the Base Rent shall be in accordance with Section 4.2 and the Premises shall be subject to remeasurement as provided in Section 2.1(b)(ii) above. If Tenant exercises the Option to Extend for the Renewal Term in accordance with this section, Landlord and Tenant each shall, on or before the first day of the Renewal Term, execute and deliver to the other an amendment to this Lease, which confirms the extension of the term of this Lease for the Renewal Term, sets forth the Base Rent (as determined in accordance with Section 4.2 below) during the Renewal Term and the rentable square footage of the Premises (as determined in accordance with Section 2.1(b) above), but the term of this Lease shall be extended for the Renewal Term and the Base Rent so determined in accordance with Section 4.2 and the rentable square footage of the Premises so determined in accordance with Section 2.1(b) above shall be effective during the Renewal Term whether or not such amendment is executed.

(d) Tenant’s rights under this Section 3.2 shall terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Section 3.2 or as of the commencement date of the Renewal Term, (ii) this Lease is terminated in accordance with the provisions of this Lease, (iii) Original Tenant assigns its interest in this Lease other than to a Permitted Transferee, (iv) Original Tenant ceases to lease at least 370,000 rentable square feet of space in the Property, (v) Original Tenant has sublet to a third party more than twenty-five percent (25%) of the premises leased by Original Tenant at the Property except pursuant to a Permitted Transfer, (vi) Original Tenant does not (as of the date of Tenant’s exercise of its rights under this Section 3.2 or as of the commencement date of the Renewal Term) occupy at least sixty-five percent (65%) of the premises that is being renewed, or (vii) Tenant fails to timely exercise its option under this Section 3.2, time being of the essence with respect to Tenant’s exercise thereof.

ARTICLE IV

RENT

4.1. Base Rent. Subject to Section 4.2 herein, commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay to Landlord the following amounts as the “Base Rent” under this Lease:

Period	Annual Base Rent Rate Per Rentable Square Foot	Rentable Square Footage of Premises	Monthly Installment of Base Rent
Commencement Date – September 30, 2013	$17.44	812,350	$1,180,510.41
October 1, 2013 – December 31, 2013	$17.42	637,209	$925,096.46
January 1, 2014 – March 31, 2014	$17.41	587,428	$852,499.16
April 1, 2014 – December 31, 2014	$17.91	587,428	$876,975.33
January 1, 2015 – March 31, 2015	$17.89	470,575	$701,695.83
April 1, 2015 – March 31, 2016	$18.39	470,575	$721,303.12
April 1, 2016 – March 31, 2017	$18.89	470,575	$740,910.41
April 1, 2017 – March 31, 2018	$19.39	470,575	$760,517.71
April 1, 2018 – March 31, 2019	$19.89	470,575	$780,125.00
April 1, 2019 – March 31, 2020	$20.39	470,575	$799,732.29
April 1, 2020 – March 31, 2021	$20.89	470,575	$819,339.58
April 1, 2021 – March 31, 2022	$21.39	470,575	$838,946.87
April 1, 2022 – March 31, 2023	$21.89	470,575	$858,554.16
April 1, 2023 – March 31, 2024	$22.39	470,575	$878,161.46
April 1, 2024 – March 31, 2025	$22.89	470,575	$897,768.75

The Base Rent shall be payable in equal monthly installments as set forth above and shall be due and payable in advance on or before the first day of each calendar month during the Term without deduction, offset, or prior notice or demand. If in any calendar month, the first day thereof shall fall on a Saturday, Sunday or Holiday, then the due date shall be extended to be the next day that is not a Saturday, Sunday or Holiday. Rent shall be paid to Landlord by wire transfer of immediately available federal funds to Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, California 94104, for credit to SSC IV, L.P., or such other account written notice of which Landlord shall have given to Tenant not less than sixty (60) days’ prior to the first due date for Rent on which Landlord makes the change effective. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance, without notice or demand. The first monthly installment of Base Rent is due on the Commencement Date; thereafter, Base Rent shall be payable on the first day of each calendar month from and after the Commencement Date; provided, however, that if the Commencement Date shall occur on other than the first day of a calendar month, then the first installment of Rent due on the Commencement Date shall be prorated for the partial calendar month in which the Commencement Date occurs.

4.2. Renewal Rent. The Base Rent payable during the Renewal Term shall be ninety-five percent (95%) of the Fair Market Rental Rate as of the commencement of the Renewal Term (subject to customary, market rate annual escalations). Provided that Tenant has delivered the Extension Notice as required under Section 3.2(b), no later than eighteen (18) months prior to the expiration of the Initial Term, Landlord shall deliver to Tenant written notice (the “Rental Notice”) of Landlord’s determination of the Fair Market Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any. Tenant may accept the Fair Market Rental Rate set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant fails to timely to deliver its Acceptance Notice, unless Tenant shall have timely delivered Landlord the Rejection Notice (as defined below), then Tenant’s Option to Extend shall automatically expire and be of no further force or effect and this Lease shall not be extended for the Renewal Term. If Tenant, within fifteen (15) days after receipt of the Rental Notice, provides Landlord with written notice confirming its exercise of its option to extend for the Renewal Term, but rejection of the terms set forth in the Rental Notice (the “Rejection Notice”), then for a period of fifteen (15) days thereafter Landlord and Tenant shall work together in good faith to agree upon the Base Rent for the Renewal Term. If Landlord and Tenant do not agree in writing upon the Base Rent for the Renewal Term within such fifteen (15)-day period, then Tenant shall have been deemed to have rescinded its exercise of its Option to Extend (and the Option to Extend shall be deemed void and of no further force or effect and Tenant shall have no right to exercise the same), unless Tenant gives Landlord written notice within five (5) days after the expiration of such fifteen (15)-day period that the Base Rent shall be at 95% of the Fair Market Rental Rate, as determined by arbitration pursuant to Exhibit C of this Lease (which notice shall be binding on Tenant and irrevocably commit Tenant to extend the Term for the Renewal Term).

4.3. Additional Rent. During the Term, Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month and otherwise on the same terms and conditions described above with respect to Base Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Base Rent and Additional Rent) shall be due and payable within 30 days following Landlord’s delivery to Tenant of an invoice therefor. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

4.4. Proration. If the Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month,

then the monthly installment of Base Rent and the Additional Rent and all other Rent for such month or months shall be appropriately prorated on a daily basis and paid in advance. The monthly installment of Base Rent and Additional Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Base Rent and Additional Rent in effect during the partial month and the number of days in the partial month. Payments of Base Rent or Additional Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

4.5. Past-Due Rent. All Rent owed by Tenant to Landlord under this Lease shall bear interest from the date due until paid at an interest rate (the “Interest Rate”) equal to the lesser of (a) ten percent (10%) per annum, or (b) the maximum rate permitted by applicable Legal Requirements; additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to three percent (3%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 4.5 or elsewhere in this Lease, to the extent they are considered to be interest under Legal Requirements, exceed the maximum lawful commercial rate of interest that may be contracted for, charged or received by Landlord thereon under Legal Requirements. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first two occurrences (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make payment when due, until five (5) Business Days after Landlord delivers written notice of such delinquency to Tenant.

4.6. Letter of Credit. Upon execution of this Lease, Tenant shall deliver to Landlord a letter of credit in accordance with the terms of Exhibit BB attached hereto.

ARTICLE V

ADDITIONAL RENT

5.1. Operating Costs.

(a) Operating Costs Defined. The term “Operating Costs” means, without duplication, all actual costs, expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Property and performing Landlord’s obligations under this Lease, in each case, determined in accordance with generally accepted property management practices consistent with those of comparable office building projects in the Southwest Submarket of Austin, Texas, consistently applied, including, without limitation, the following costs: (A) wages and salaries of all on-site employees at or below the grade of general manager engaged in the operation, maintenance or security of the Property (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of general manager who perform a portion of their services in connection with the operation, maintenance or security of the Property including accounting personnel), including taxes, insurance and benefits relating thereto that shall not materially exceed wages and salaries for employees performing similar functions in the operation, maintenance or security of comparable office building projects in the Southwest Submarket of Austin, Texas; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Property; (C) costs for improvements made to the Property which, although capital in nature (1) are expected to reduce the normal operating costs (including all utility costs) of the Property, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, or (2) are made in order to comply with any Legal Requirement hereafter promulgated by any Governmental Entity, or any amendment to or any interpretation hereafter rendered with respect to any existing Legal Requirement that have the effect of changing the Legal Requirements applicable to the Property from those in effect as of the Commencement Date (such new Legal Requirements, amendments or interpretations, “After-Enacted Legal Requirements”), as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord using its good faith, commercially reasonable judgment (provided, however, that, with regard to capital improvements or assets designed to reduce other Operating Costs, upon Tenant’s written request, Landlord shall deliver to Tenant a written statement and explanation of Landlord’s estimation of the annual saving in Operating Costs that would result from such expenditure showing that such savings equal or exceed the annual amortized amount of the cost to be included in Operating Costs pursuant to this clause (C)); (D) cost of all utilities (at the actual cost paid by Landlord to the third party utility providers), except Electrical Costs, Chilled Water Costs and the cost of other utilities reimbursable to Landlord by the Property’s tenants or other third parties other than pursuant to a provision similar to this Section 5.1(a); (E) insurance expenses, including the cost of any deductibles (provided that such deductible amount shall not materially exceed the market range of insurance deductibles for comparable office building projects in the Southwest Submarket of Austin, Texas); (F) repairs, replacements, and general maintenance of the Property; (G) fair market rental and other costs with respect to the management office for the Property (provided that if such management office is designated as Common Area and included in the load factor for purposes of computing the rentable square footage of the Premises, then no such rental shall be imposed as part of Operating Costs); (H) service, maintenance and management contracts and fees payable to Landlord, Landlord’s Affiliate or a third-party management company (provided that any costs paid to Landlord or Landlord’s Affiliate for management services shall exclude amounts paid in excess of the competitive rates for management services of comparable quality in an arm’s length transaction rendered by persons or entities of similar skill, competence and experience in Austin, Texas) for the operation, maintenance, management, repair, replacement, or security of the Property (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance); provided that in no event shall the property management fees for the management of the Property (not including reimbursements or other amounts payable in addition to the standard set management fee provided in the subject property management agreement) exceed 1.5% of the gross revenues of the Property excluding (1) revenues from reimbursement of the management fee paid pursuant to this Section 5.1(a)(H), (2) any charges for security services in excess of $1.00 per rentable square foot (as such amount shall increase by 10% every 5 years), (3) any charges for Electrical Costs and the actual electrical cost component of Chilled Water Costs (i.e., the amount paid to the appropriate utility provider for electricity related to chilled water, but not including the other cost components that comprise Chilled Water Costs) which exceed, in the aggregate, $2.50 per rentable square foot (as such amount shall increase by 10% every 5 years), and (4) the costs of services and charges that are self-performed by Tenant and paid directly by Tenant to the appropriate service provider (the “Permitted Management Fees”); and (I) all costs and expenses incurred to operate, maintain, clean and manage the Property Amenities (including, without limitation, reasonable subsidies, if any), whether operated by Landlord or a third party operator.

Operating Costs shall not include costs for (i) capital improvements made to the Property, other than capital improvements described above in Section 5.1(a)(C) above and except for items which are generally considered maintenance and repair items, such as painting and wall covering of Common Areas, replacement of carpet or other floor coverings in elevator lobbies and Common Areas, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance (or which would have been covered by insurance if Landlord had carried the insurance required under Section 6.5(a) of this Lease) or condemnation or by Tenant or other third parties including other tenants of the Property; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the all tenants of the Property generally (e.g., ad valorem tax disputes); (vii) renovating or otherwise improving space for occupants of the Property or vacant leasable space in the Property or for the preservation, protection or maintenance of non-standard features or equipment of vacant leasable space in the Property; (viii) Impositions; (ix) federal or state or local income taxes imposed on or measured by the income of Landlord from the operation of the Property; (x) any advertising, marketing or promotional expenses in connection with the leasing of any available space for prospective tenants; (xi) that portion of the property management fee in excess of the Permitted Management Fees; (xii) reserves for Operating Costs; (xiii) costs associated with litigation regarding other tenants or prospective tenants in the Property; (xiv) the cost to Landlord of any work or services performed in any instances for any tenant (including Tenant) at the sole cost of such tenant; (xv) expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants; (xvi) expenses incurred in connection with any financing, sale or syndication of the Property or in connection with any Superior Interest; (xvii) Landlord’s general corporate overhead and general administrative expenses not directly related to the operation, management or maintenance of the Property; (xviii) any fines or penalties incurred due to violations by Landlord or any other tenant of any Legal Requirement; (xix) costs of investigation, remediation or removal of Hazardous Materials in existence as of the Commencement Date; (xx) cost of repairs, alterations or replacements caused by the exercise of rights of condemnation or eminent domain; (xxi) any expense or costs associated with bringing the Property into compliance with any Legal Requirement in effect and applicable to the Property as of the Commencement Date; (xxii) compensation paid to any employee of Landlord above the grade of general manager at the property level; (xxiii) costs relating to maintaining Landlord’s corporate existence and right to do business in any jurisdiction; (xxiv) any base rent or percentage rent payments under any ground lease; (xxv) the cost of repairs due to the sole negligence, gross negligence or willful misconduct of Landlord, its employees, agents or contractors; (xxvi) fees or other compensation paid to subsidiaries or Affiliates of Landlord for services on or to the Property to the extent that the costs of such services exceed competitive costs of such services; (xxvii) political and charitable contributions; (xxviii) feasibility and development costs in connection with (1) modifications to Buildings or Common Areas on the Property as of the Commencement Date other than capital improvements described above in Section 5.1(a)(C) above or (2) construction of additional square footage of rentable area on the Property; (xxix) to the extent that Tenant is providing security services or janitorial services or any other service for its own Premises at its own direct cost, security services or janitorial costs or said other services relating to other leased space in the Property (if any) (but the foregoing shall not limit Landlord’s ability to include security services or janitorial costs related to the Common Areas in Operating Costs); (xxx) deductibles materially exceeding the market range of insurance deductibles for comparable office building projects in the Southwest Submarket of Austin, Texas); or (xxxi) any costs or expenses covered by any warranty, rebate, guarantee, trade discounts and/or volume discounts.

Following the Commencement Date, Landlord shall be performing the deferred maintenance items described in Exhibit CC attached hereto and made a part hereof (the “Landlord Repair Items”) during the calendar year 2013. Notwithstanding anything contained herein to the contrary, none of the costs of the Landlord Repair Items shall be included in Operating Costs; provided, however, that if, after performing the Landlord Repair Items initially, in the future such items or similar types of items are performed by Landlord, then such future repairs may be included in Operating Costs (subject to the limitations generally applicable to Operating Costs set forth herein).

(b) Additional Limitations on Operating Costs. Landlord shall (i) not make a profit by including items to Operating Costs that are otherwise also charged separately to others and (ii) Landlord shall not collect Operating Costs from Tenant and all other tenants/occupants in the Property in an amount in excess of what Landlord incurred for Operating Costs.

(c) Tenant’s Obligation for Operating Costs. Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs from and after the Commencement Date. Landlord may make a good faith estimate of Operating Costs to be due by Tenant for each calendar year or part thereof during the Term and shall deliver the estimate to Tenant not later than December 31 of each calendar year prior to which said estimate is applicable. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to Tenant’s Proportionate Share of the estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time (but no more frequently than two (2) times in any twelve (12) month period), Landlord may re-estimate the Operating Costs to be due by Tenant and deliver a copy of the re-estimate to Tenant not later than sixty (60) days prior to the date on which said re-estimate is be effective. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of each calendar year, Tenant shall have paid all of the Operating Costs for that calendar year as Tenant has been notified by Landlord. Any amounts paid based on such an estimate or re-estimate shall be subject to adjustment as herein provided when actual Operating Costs for that calendar year are reasonably certain.

5.2. Impositions.

(a) Impositions Defined. As used in this Lease, “Impositions” shall mean (without duplication of any item included in Operating Costs or other items to be reimbursed by Tenant under this Lease) all Taxes, excises, levies, license and permit fees, and other charges general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the Term be assessed, levied, charged, confirmed or imposed by any Governmental Entity or any non-governmental assessments for common charges under a Permitted Restrictive Covenant upon (i) the Property or any part thereof, (ii) the appurtenances thereto or the sidewalks, streets, or vaults adjacent thereto, (iii) such Permits as may exist as a condition to the use of the Property, or (iv) any documents to which the Tenant is a party creating or transferring an interest or estate in the Premises. Impositions shall not include any income tax, capital levy (except as provided below), estate, succession, inheritance or transfer taxes, or similar tax of Landlord; any tax imposed with respect to the sale, exchange or other disposition by Landlord of all or any portion of the Landlord’s interest in the Property or the proceeds thereof; or any income, profits, or revenue tax, assessment, or charge imposed upon the rents or revenues derived by Landlord from the Property by any Governmental Entity; provided, however, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Impositions, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Property, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Impositions” for purposes hereof. Impositions shall not include Permit fees payable by Tenant or any subtenant of Tenant pursuant to Section 6.2 below or taxes payable by Tenant or any subtenant of Tenant pursuant to Section 6.8 below. Notwithstanding anything to the contrary contained herein (including without limitation, any of the exclusions set forth in the immediately preceding sentence), Impositions shall include the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor or replacement statutory provision; provided, however for purposes of determining the Impositions hereunder, (i) the calculation of the margin tax shall exclude any and all of Landlord’s revenue related to the sale, exchange, transfer or financing of the Property or portion thereof, and (ii) if Landlord is part of a combined group for purposes of determining margin tax, or Landlord otherwise incurs liability for margin tax by reason of revenue derived from the Property and revenue derived from any other projects or businesses, then the amount of the margin tax to be included in Impositions shall be only that portion directly attributable to the revenue derived from the Property. Impositions shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Property. Impositions shall not include taxes on the trade fixtures, equipment, furniture, and other personal property of any other tenant or occupant of the Property (other than of Landlord to the extent set forth above) or Permit fees solely attributable to the operation of another tenant’s business at the Property.

(b) Tenant’s Obligation for Impositions. From and after the Commencement Date, Tenant shall also pay Tenant’s Proportionate Share of Impositions.

Tenant shall pay Tenant’s Proportionate Share of Impositions in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. From time to time during any calendar year but no more frequently than two (2) times in any twelve (12) month period, Landlord may estimate or re-estimate the Impositions to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Impositions payable by Tenant shall be appropriately adjusted in accordance with the estimations. No later than twenty (20) days after the Commencement Date, Landlord and Tenant shall each notify the appropriate Governmental Entities (including the Travis Central Appraisal District) that the Property has been sold to Landlord and that such Governmental Entities should thereafter send to Landlord and Tenant all notices of valuation, determination of value, determination of issues contested or appealed or otherwise relating in any manner to Impositions. Any Impositions that are payable for the tax year in which the Term commences or ends shall be apportioned so that Tenant shall pay its proportionate share of the Impositions payable for such periods of time that this Lease is in effect during that first or final tax year and Landlord shall pay its proportionate share for the remainder of said tax years.

(c) Tax Contests and Appeals.

(i) Tenant’s Right to Contest. Tenant may, at its sole cost and expense and if diligently prosecuted according to the procedure therefor and upon posting adequate security as required under Legal Requirements, contest the validity or amount of the assessed valuation for Taxes on the Property with respect to calendar year 2013; provided that such actions by Tenant are at no cost to Landlord. If Tenant desires to contest the validity or amount of the assessed valuation for Taxes on the Property with respect to calendar year 2013 or to appeal any decision by the Travis Central Appraisal District regarding the validity or amount of the assessed valuation for Taxes on the Property with respect to calendar year 2013, Tenant shall so notify Landlord in writing at least thirty (30) days before the deadline to file the contest or appeal. If such Impositions become due while the contest or an appeal is pending, Tenant shall deposit with Landlord the full amount of such Impositions less any portion thereof paid under protest to the tax assessor-collector and Landlord shall reimburse Tenant the amount of any reimbursement following such contest or appeal. Nothing herein contained, however, shall be construed to allow any Imposition to remain unpaid for such length of time as would permit the Property, or any part thereof, to be sold or seized by any Governmental Entity for the nonpayment of the Imposition or that would cause a default by Landlord under any loan secured by the Property. If at any time, in the judgment of Landlord, reasonably exercised, it shall become necessary to do so, Landlord may, after written notice to Tenant, under protest if so requested by Tenant, direct the application of the amounts so deposited or so much thereof as may be required to prevent the Impositions from becoming delinquent or to prevent a default under any loan encumbering the Property. Tenant shall promptly furnish Landlord with copies of all proceedings and documents relating to any tax contest or appeal. At Landlord’s election, Landlord, at Landlord’s cost which may not be included in Operating Costs, may join as a party to any proceeding initiated by Tenant to contest the validity or amount of any Imposition or to obtain a lowering of the valuation of the Property. Upon the final determination of any proceeding or contest, Tenant shall immediately pay the Impositions due, together with all costs, charges, interest and penalties incidental to the proceedings except that Landlord shall be required to pay such amounts to the extent that Landlord has collected the amount owed by Tenant for such Impositions pursuant to Section 5.2(b) or this Section 5.2(c). Tenant’s right to contest property taxes pursuant to this Section 5.2(c) shall only apply to the 2013 tax year. From and after the 2014 tax year, the terms of this Section 5.2(c) shall terminate and be of no further force or effect.

(ii) Tenant’s Right to Cause Landlord to Contest Taxes. If Landlord elects not to file, or not later than sixty (60) days prior to the bar date for filing, fails to file, a contest or appeal with respect to Taxes payable for any tax year following 2013, then Tenant shall have the right to require Landlord to file said contest or appeal pursuant to the terms of this Section 5.2(c)(ii). Any such election by Tenant to cause Landlord to file and diligently pursue to conclusion a contest or appeal of Impositions for any calendar year must be made by written notice given by Tenant no later than thirty (30) days prior to the last date on which such Taxes may be appealed or protested (and then only if Landlord has not previously commenced its appeal or protest of the subject Taxes). Any such contest or appeal shall be conducted diligently and in good faith by Landlord; provided, however, that Landlord shall provide Tenant status updates upon request with respect to such contest or appeal. Tenant shall pay to Landlord 100% of Landlord’s costs in connection with proceedings to contest, determine or reduce Taxes (including, without limitation, reasonable attorneys’ and professional fees, costs and disbursements) requested by Tenant under this Section 5.2(c)(ii), less the amount of the savings in Taxes, if any, ultimately resulting from such proceedings, within thirty (30) days following written demand from Landlord. Notwithstanding anything contained herein to the contrary, in the event that any contest or appeal requested by Tenant pursuant to this Section 5.2(c)(ii) results in an increase in Impositions over what such Impositions would have been had the contest or appeal not been pursued at Tenant’s request, then Tenant shall bear 100% of the amount of such increase in Impositions for the entire Property (which amounts shall be paid by Tenant to Landlord no later than 30 days following written demand (or such earlier date that such increased amount is owed to the applicable taxing authority)).

(iii) Tenant’s rights under this Section 5.2(c) shall terminate, at Landlord’s option, if (A) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Section 5.2(c), (B) this Lease is terminated in accordance with the provisions of this Lease, (C) Original Tenant assigns its interest in this Lease other than to a Permitted Transferee, or (D) Original Tenant ceases to lease at least 300,000 rentable square feet of space in the Property which includes at least one laboratory space.

(iv) For Taxes, except as specifically provided in Sections 5.2(c)(i) and (ii) above, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Property, and all rights to receive notices of reappraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code; provided that Landlord shall, upon Tenant’s request, provide copies of said notices to Tenant.

5.3. Electrical Costs and Chilled Water.

(a) Electrical Costs.

(i) From and after the Commencement Date, subject to Section 5.3(a)(iii) below, Tenant shall pay to Landlord (A) all Electrical Costs consumed within the Premises that are separately metered or submetered (“Tenant’s Separate Electrical Costs”), (B) all Electrical Costs consumed within the Premises that are not separately metered or submetered from other portions of the Property (“Shared Electrical Costs”), and (C) Tenant’s Proportionate Share of all Electrical Costs consumed within the Common Areas (“Common Area Electrical Costs”). As used herein, “Electrical Costs” means the cost of electricity, which shall include all generation, transmission and distribution costs and sales, use, excise or other taxes assessed by Governmental Entities on such electrical services and included in the bill from the utility provider to Landlord. As respects Tenant’s Separate Electrical Costs, Landlord charge for Tenant’s electrical consumption based on the rate per kilowatt hour (KWH) and kilowatt demand (KW) charged to Landlord by the provider of electrical service to the Property during the same period of time. As respects Shared Electrical Costs, Landlord shall make a reasonable allocation of the amount of electricity Landlord estimates is consumed within the Premises vis-à-vis the other portions of the Property with which such portions of the Premises are metered or submetered by reasonable hand metering and calculation and shall reasonably allocate such costs in an equitable manner between such portions of the Property using a commercially reasonable methodology consistently applied. As respects Common Area Electrical Costs, Landlord shall utilize the readings from the separate submeters, if any, for the Common Areas and otherwise shall, using a commercially reasonable methodology consistently applied, make a reasonable and equitable allocation of the amount of electricity Landlord estimates is consumed within the Common Areas vis-à-vis the other portions of the Property with which such portions of the Common Areas are submetered or by reasonable hand metering and calculation. Landlord shall provide Tenant upon request with a written explanation of the methodology used by Landlord in making such allocation together with back-up documentation reasonably sufficient for Tenant to verify the allocation and the methodology. If Tenant reasonably disagrees with such methodology with respect to Shared Electrical Costs with respect to B500, Tenant shall have the right, upon written notice to Landlord, to require Landlord to install a submeter covering the portion of the Premises in B500. Landlord and Tenant shall each pay fifty percent (50%) of the cost of such submeter.

(ii) In order to more accurately estimate Electrical Costs as provided in Section 5.3(a)(i) above, Landlord shall perform the following submetering work at Landlord’s cost which may not be included in Operating Costs: (A) no later than September 30, 2013, Landlord shall install a submeter to measure the amount of electricity used by the first floor of B400; (B) no later than December 31, 2013, Landlord shall install a submeter to measure the amount of electricity used in the kitchen of Building B500; and (C) no later than December 31, 2014, Landlord shall install a submeter to measure the amount of electricity used on floors 3 and 4 of Building B300.

(iii) Landlord and Tenant agree that the existing contract currently in place with Austin Energy shall remain in place for the provision of electrical to the entire Property through December 31, 2013, unless mutually agreed otherwise. From the Commencement Date through September 30, 2013 or the first normal utility billing date after September 30, 2013, Tenant shall pay all of the Electrical Costs for the Property directly to Austin Energy. During the period from October 1, 2013 or the first normal utility billing date after September 30, 2013 through December 31, 2013 or the first normal utility billing date after December 31, 2013, Tenant shall continue to pay all of the Electrical Costs for the Property to Austin Energy, but Landlord shall reimburse Tenant for all of the Electrical Costs consumed within B400 for such period, save and except the Electrical Costs for the submetered electricity for the first floor of B400 (and a reasonable allocation of any Common Area usage that is on the same submeter as B400). Effective as of January 1, 2014, Tenant shall terminate such contract with Austin Energy and Landlord shall purchase electricity for the Property through a separate contract with Austin Energy. Landlord shall reimburse Tenant for the Electrical Costs owed by Landlord to Tenant hereunder within thirty (30) days after receipt of an invoice for such costs.

(b) Chilled Water. From and after the Commencement Date, Tenant shall pay to Landlord (i) Tenant’s Proportionate Share of all Chilled Water Costs with respect to the Common Areas (“Common Area Chilled Water Costs”) and (ii) 100% of the Chilled Water Costs with respect to chilled water consumed by Tenant within the Premises (“Tenant’s Separate Chilled Water Costs”). As used herein, “Chilled Water Costs” shall mean the cost of all chilled water supplied to the Premises and/or the Common Areas, as the case may be, for the HVAC systems of the Property and tenant specific cooling systems (which are using chilled water) and shall include all costs to generate the pro-rata share of used BTU’s including the cost of electricity, water, sewage, water treatment, labor, metering, filtering, and maintenance including but not limited to service and testing contracts, water treatment, parts and consumables and sales, use, excise or other taxes assessed by Governmental Entities on such chilled water. In order to more accurately estimate Chilled Water Costs as provided in this Section 5.3(b), Landlord shall perform the following submetering work at Landlord’s cost, which cost may not be included in Operating Costs: (A) no later than December 31, 2013, Landlord shall install a submeter to measure the amount of chilled water used by B400 and B500; (B) no later than December 31, 2014, Landlord shall install a submeter to measure the amount of chilled water used by B300. As respects the allocation of Chilled Water Costs, Landlord shall utilize the readings from the separate submeters, if any, and otherwise shall, using a commercially reasonable methodology consistently applied, make a reasonable and equitable allocation of the amount of chilled water Landlord estimates is consumed by the Premises vis-à-vis the other portions of the Property.

(c) Payment. The amounts payable under Sections 5.3(a) and 5.3(b) above with respect to Electrical Costs and Chilled Water Costs shall be payable in monthly installments on the Commencement Date and on the first day of each calendar month thereafter. Each installment shall be based on Landlord’s estimate of the amount due for each month. On or before December 31 of each calendar year, Landlord shall provide Tenant with Landlord’s estimate of the amount due for Electrical Costs and Chilled Water Costs for the following calendar year. Thereafter, from time to time during such calendar year (but no more than two (2) times in any twelve (12) month period), Landlord may re-estimate the Electrical Costs and/or Chilled Water Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Electrical Costs and/or Chilled Water Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations. Landlord shall reconcile and submit that reconciliation to Tenant in accordance with Section 5.4 below.

5.4. Reconciliation Statement.

(a) Annual Statement. By June 30 of each calendar year, Landlord shall furnish to Tenant a statement of Operating Costs, Impositions, Electrical Costs and Chilled Water Costs for the previous year (the “Reconciliation Statement”) (which shall include the readings taken from said submeters and the method of allocation of the Electrical Costs and Chilled Water Costs). If Tenant’s estimated payments of Operating Costs, Taxes, Electrical Costs or Chilled Water Costs under this Article V for the year covered by the Reconciliation Statement exceed the amount actually owed by Tenant for such items as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 60 days after Landlord furnishes the Reconciliation Statement to Tenant; likewise, if Tenant’s estimated payments of Operating Costs, Taxes, Electrical Costs or Chilled Water Costs under this Article V for such year are less than the amount actually owed by Tenant for such items as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 60 days after invoice from Landlord.

(b) Quarterly Updates. For the calendar years 2013 and 2014, Tenant may request (which notice may be made by email notice with a telephone confirmation) from Landlord updates on the actual amounts incurred by Landlord for Operating Costs, Impositions, Electrical Costs and Chilled Water Costs for the previous calendar quarter, which statements shall be provided by Landlord no later than fifteen (15) days following Tenant’s request (but in no event shall Landlord be required to deliver such statements for a calendar quarter any earlier than forty (40) days following the end of such calendar quarter). The level of detail of such statements shall be the same level of detail that Landlord normally prepares in the ordinary course of its quarterly budgeting process and shall include Landlord’s budgeting forecast for the next quarter and/or the remaining calendar year to the extent such forecast was prepared by Landlord during such budgeting process.

5.5. Tenant Inspection Right. Provided no Event of Default then exists, after receiving an annual Reconciliation Statement and giving Landlord 60-days’ prior written notice thereof, Tenant may inspect or audit Landlord’s records relating to Additional Rent for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 120 days after the statement has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 180 days after the statement has been delivered to Tenant (subject to extension in the event of Landlord’s delay in providing access or information required for the audit), then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted where Landlord maintains its books and records containing the information regarding the Operating Costs, Impositions, Electrical Costs and Chilled Water Costs, shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord (to be not less than 9:00 AM through 5:00 PM Mondays through Fridays, Holidays excepted). Tenant shall pay the cost of such audit or inspection, unless the total Additional Rent for the period in question is determined to be overstated by more than 3% in the aggregate and Landlord concurs with such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), in which case Landlord shall pay Tenant’s actual out-of-pocket costs incurred with respect to such audit (not to exceed the lesser of (1) $15,000 or (2) 150% of the amount Tenant was overcharged for the period in question). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord’s review and comment before the final approved audit report is submitted to Landlord, and any reasonable comments by Landlord shall be considered for inclusion in the final audit report. If such inspection or audit reveals that an error was made in the Additional Rent previously charged to Tenant and Landlord concurs in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. To the extent Tenant may do so without violation of Legal Requirements applicable to Tenant, Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than a nationally recognized independent certified public accounting firm which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this Section 5.5 shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent, including Additional Rent, when due.

5.6. Cap on Operating Costs. For purposes of calculating Tenant’s Proportionate Share of Operating Costs under Section 5.1, the maximum increase in the amount of Controllable Operating Costs (defined below) that may be included in calculating Tenant’s Proportionate Share of Operating Costs for each calendar year after the Cap Base Year (defined below) shall be limited to 5% per calendar year on a cumulative, compounded basis; for example, the maximum amount of Controllable Operating Costs that may be included in the calculation of Tenant’s Proportionate Share of Operating Costs for each calendar year after the Cap Base Year shall equal the product of the Controllable Operating Costs during the Cap Base Year and the following percentages for the following calendar years: 105% for the first calendar year following the Cap Base Year; 110.25% for the second calendar year following the Cap Base Year; 115.76% for the third calendar year following the Cap Base Year, etc. However, any increases in Operating Costs not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. “Cap Base Year” means the calendar year 2014. There shall be no cap on the amount of Operating Costs payable by Tenant for the calendar years 2013 and 2014. Prior to the date hereof, Landlord has provided to Tenant a good faith estimate of Operating Costs, Electrical Costs and Chilled Water Costs for the calendar year 2013 of $11.33 per rentable square foot of the Premises per year; provided, however, that Tenant specifically acknowledges that such amount is merely an estimate based on the information Landlord has been provided for the Property as of the Commencement Date as well as its experience with its other assets in Austin, Texas, and that such amount is not a representation or warranty by Landlord as to the actual amount of Operating Costs for which Tenant shall be responsible for the calendar year 2013 and/or calendar year 2014. “Controllable Operating Costs” means all Operating Costs which are within the reasonable control of Landlord; thus, Controllable Operating Costs excludes taxes (to the extent any taxes are included within a component of Operating Costs), insurance, utilities (to the extent any utility costs are included within a component of Operating Costs), snow removal costs, costs incurred to comply with After-Enacted Legal Requirements, and other costs beyond the reasonable control of Landlord. Controllable Operating Costs shall not include costs for janitorial or security services provided to the Premises, it being agreed that Tenant’s right to separately contract for such services pursuant to Section 6.3(c) below is a reasonable price control on such services.

5.7. Gross Up; Cost Pools. With respect to any calendar year or partial calendar year in which the Property is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying comparable services to 95% of the rentable area thereof, the Operating Costs, Electrical Costs, and Chilled Water Costs for such period which vary with the occupancy of the Property or level of service shall, for the purposes hereof, be increased to the amount which would have been incurred had the Property been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying comparable services to 95% of the rentable area thereof. Landlord expressly agrees that it shall not have the right to gross up any Electrical Costs and Chilled Water Costs for electricity and chilled water that are being separately submetered to the Premises. In addition, Operating Costs, Impositions, Electrical Costs (other than Tenant’s Separate Electrical Costs) and Chilled Water Costs (other than Tenant’s Separate Chilled Water Costs) shall generally be computed on a Property-wide basis provided that Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Costs, Impositions, Electrical Costs and/or Chilled Water Costs for the Property among different portions or occupants of the Property based on the extent to which Landlord, in its reasonable, good faith discretion, determines that such tenants benefit from such services or the use of the Property; provided that the costs within each such cost pool shall be allocated and charged to the tenants within such cost pool in an equitable manner over all expense years in accordance with sound property management practices consistently applied; provided further that in no event shall the Operating Costs, Impositions, Electrical Costs (other than Tenant’s Separate Electrical Costs) and/or Chilled Water Costs (other than Tenant’s Separate Chilled Water Costs) in connection with the Property Amenities be allocated on other than a Property-wide basis to all rentable square feet in the Property. If requested by Tenant, Landlord shall provide back-up documentation on the methodology used in making any such cost pool allocations. In no event shall Landlord be entitled to recover more than 100% of actual Operating Costs pursuant to this Section 5.7.

ARTICLE VI

COVENANTS

6.1. Use of the Property; Density Limits.

(a) Use of Real Property. Tenant may use the Premises only for the purposes described on Exhibit P (the “Permitted Uses”). Notwithstanding anything contained herein, during the Term, allocation of permitted and accessory uses in the Premises shall be restricted to the Permitted Uses and respective percentage allocations existing as of the date of this Lease unless otherwise consented to in writing by Landlord. In the event that Tenant requests the right to use the Premises for other than the Permitted Uses, Landlord shall not unreasonably withhold its consent so long as such requested use or allocations are consistent with those permitted by right without variance or conditional use permit by applicable Legal Requirements; otherwise, Landlord may withhold or deny its consent in its sole and absolute discretion. Tenant shall at all times operate the Premises in compliance with all applicable Legal Requirements and shall comply with all Legal Requirements relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. In addition, Tenant may not use or occupy, nor permit the Premises to be used or occupied, in any manner which would in any way void or make voidable any insurance then in force with respect thereto. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Property or its contents, or for the storage of any Hazardous Materials (other than the Hazardous Materials in the quantities allowed pursuant to Section 6.11 below and then only in compliance with all Legal Requirements and in a reasonable and prudent manner). Tenant shall not use any portion of the Premises for a call center or any other telemarketing use, or any credit processing use. Tenant may use any existing wiring or cabling in the Premises in its current “AS-IS” condition; however, any additional wiring or cabling installed by Tenant or modifications made to the existing wiring or cabling shall be at Tenant’s sole cost and expense. During the Term, Tenant shall leave any pre-existing but unused wiring and cabling undamaged and in a neat and organized fashion, labeled, and comparable to its current condition. Tenant shall conduct its business and use commercially reasonable efforts to control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Property.

(b) Density Limits. The occupancy within the Premises shall at no time exceed the following (the “Density Limit”): (i) with respect to the Premises as a whole, occupancy by more than one (1) person for each 200 rentable square feet of the Premises and (ii) with respect to each increment of space within the Premises, an occupancy that is supported by the system design of the applicable HVAC system serving such increment. The occupancy levels within the Premises shall be reasonably determined by Landlord using verifiable methods. In the event Tenant wishes to have an increment of space occupied by more than one (1) person for each 120 rentable square feet of such increment of the Premises, Tenant will be allowed to increase the occupancy within such increment provided that: (1) Tenant submits to Landlord engineering plans (prepared for Tenant by a professional engineer registered in the state of Texas) that adhere to applicable codes and that demonstrate that the relevant HVAC system will support the proposed occupancy level while maintaining space conditions as defined in the Utility Exhibit and conforming to all relevant code requirements or (2) Tenant submits to Landlord engineering plans (prepared for Tenant by a professional engineer registered in the state of Texas) that adhere to applicable codes and that demonstrate that the relevant HVAC system will need to be modified or additional equipment installed to support the proposed occupancy level (without adverse affect to any Building System) while maintaining space conditions as defined in the Utility Exhibit and Tenant agrees to cover the costs associated with such modifications, including, without limitation, the procurement and installation of additional equipment. All such engineering plans shall be subject to reasonable review and confirmation by Landlord’s preferred professional engineer registered in the State of Texas, at Tenant’s reasonable expense, such review to be completed within ten (10) Business Days of Tenant’s submission of engineering plans. For the avoidance of doubt, in no event shall the occupancy level across the Premises as a whole exceed one (1) person for each 200 rentable square feet of the Premises. Notwithstanding the foregoing, population density may from time to time exceed the Density Limit on a temporary basis for meetings, conferences and other events and circumstances of a temporary nature provided that Tenant shall be responsible for addressing any excess utility requirements as set forth in Section 6.3 hereof, and all third-party costs incurred by Landlord as a result of such increased population density.

6.2. Maintenance of Permits. Tenant shall, at Tenant’s sole cost and expense, be responsible for, obtain and maintain in Tenant’s (or any subtenant of Tenant’s) own name, the Permits solely related to Tenant’s (or such subtenant’s) business and the operation thereof on, from and in the Premises and the permits related to the use and operation Tenant Maintained Off-Premises Equipment (“Tenant’s Permits”). The Tenant’s Permits as of the Commencement Date are listed on Exhibit R attached hereto and made a part hereof, all of which shall be held by Tenant or its subtenant(s). All Permits other than the Tenant’s Permits required to be obtained and maintained with respect to the Property or that are necessary to operate and/or occupy the Property generally, shall be in Landlord’s name. Landlord shall assist Tenant, at no cost to Landlord, in Tenant’s efforts to maintain the Tenant’s Permits and to obtain additional Permits, if any, hereafter required of Tenant related to Tenant’s business and the operation thereof on, from and in the Premises; provided, however, that (a) any such Permit must be related to a use and/or activity allowed as part of the Permitted Use, (b) no such Permit shall interfere with Landlord or any other tenant of the Property otherwise obtaining Permits necessary for Landlord to operate the Property or such tenant’s respective premises and (c) to the extent such Permit relates to a use or activity that is subject to a limitation, then Tenant may not use more than Tenant’s Proportionate Share of such limitation. Notwithstanding the foregoing, in no event shall the limitations set forth in the immediately preceding sentence impair Tenant’s ability to maintain the laboratories located in the Premises as of the Commencement Date and/or relocate the laboratory currently located in B400 as provided in Section 6.4(c) below. If requested by Tenant, Landlord will assist Tenant to obtain and maintain the direct or indirect benefit of any and all Tenant’s Permits and, to the extent that Tenant is unable to obtain or maintain the direct or indirect benefit of all of such Tenant’s Permits, Landlord shall assist Tenant in connection with Tenant’s efforts to obtain and maintain those Tenant’s Permits that Tenant is required to obtain in Tenant’s name; provided, however, that Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses incurred in connection therewith.

6.3. Services and Utilities.

(a) Services. Landlord shall furnish to Tenant: (1) domestic water that meets or exceeds the respective performance levels and capacities, and at those points of supply, for domestic water as set forth on the “Utility Exhibit” (herein so called) being Exhibit J attached hereto and made a part hereof for all purposes; (2) the equipment to provide heated and refrigerated air conditioning (“HVAC”) as appropriate, at such temperatures and in such amounts as are adequate and sufficient to meet or exceed the respective performance levels and capacities for HVAC supplied to each of the Buildings, as set forth on the Utility Exhibit; (3) subject to Section 6.3(c) below, janitorial service and bulb and tube lighting replacement in and to, and window washing of the exterior window surfaces of, the Premises, as set forth on Exhibit Z; (4) elevators for ingress and egress to each floor of the Buildings in which a portion of the Premises are located, in common with other tenants; (5) electrical current for the Premises at or above the levels, quality and reliability of service that meets or exceeds the respective performance levels and capacities set forth on the Utility Exhibit; and (6) a multi-function card-key building access system to the exterior entrance to each Building in which the Premises is located that is not fully leased to, and occupied by, Tenant and Common Area entrances. The provision of the foregoing services is in all events subject to Tenant utilizing the Premises at or below the Density Limit; provided that if the actual occupancy density in excess of the applicable Density Limit occurs with respect to an increment of space in the Premises but does not affect or impair Landlord’s ability to provide services to the other portions of the Premises, then Landlord’s provision of services shall not be relieved or otherwise affected with respect to the portions of the Premises unaffected by such occupancy density in excess of the applicable Density Limit. Furthermore, to the extent that Landlord’s service obligations are suspended due to occupancy in excess of the applicable Density Limit, such obligations shall be reinstated with respect to the Premises and/or an applicable increment of the Premises on and after the date that Tenant becomes compliant with the Density Limit. Tenant shall pay to Landlord the cost of such services, either as part of Operating Costs or as Electrical Costs or Chilled Water Costs or by separate invoice, as applicable.

(b) Responses to Outages and Restoration of Services; Abatement.

(i) Landlord shall respond to alarms, warnings and monitored abnormal conditions concerning Building Systems being operated by Landlord at the Property at the times and in the manner as described on the Utility Exhibit.

(ii) Landlord shall use best efforts to ensure that the direct contractor(s) (i.e., contractors entering into a direct contract with Landlord as opposed to subcontractors with whom Landlord has no direct contractual relationship) that provide the services set forth in Section 6.3(a) shall have the contractual obligation in their respective service contracts to meet or exceed the service levels set forth in Section 6.3(a) above and the Utility Exhibit (including the response times set forth in Paragraph 2 of the Utility Exhibit); provided however, that (A) if any contractor charges an extra fee or charge in order to have the contractual obligation in their respective service contracts to meet or exceed the service levels set forth in Section 6.3(a) and the Utility Exhibit, then Tenant shall pay 100% of such extra charge and (B) if, despite its best efforts, Landlord is not able to locate a reasonably acceptable contractor willing to have the contractual obligation in their respective service contracts to meet or exceed the service levels set forth in Section 6.3(a) and the Utility Exhibit, then Landlord shall use its best efforts to get such service provider to agree to as much of the Utility Exhibit as reasonably possible (but Landlord shall not be deemed in default hereunder due to such failure by the service provider to agree to the Utility Exhibit if Landlord has otherwise satisfied its obligations under this Section 6.3(b)(ii)).

(iii) Notwithstanding anything contained herein to the contrary (A) if any Service Failure (as defined below) with respect to Critical Utilities to an RDS Floor (as such terms are defined in the Utility Exhibit) is caused by matters within Landlord’s (or its contractor’s or subcontractor’s) reasonable control and continues for two (2) or more full consecutive Business Days after Tenant’s notice thereof to Landlord (which notice may be made by email notice with a telephone confirmation to Landlord’s designated representative for Service Failures, ABM FACILITY SERVICES, INC., a California corporation (telephone number (512) 924-6617) and any other email address or telephone number that Landlord may provide in a written notice to Tenant but in no event more than two total contact persons), and during the entirety of such two (2) Business Day period either the equipment in such portion of the Premises is rendered inoperable or, due to the circumstances, Tenant is unable to operate and does not operate its equipment in such portion of the Premises being served by the Critical Utilities that have been interrupted, then Tenant shall be entitled to a proportionate abatement of monthly Base Rent and Additional Rent, which abatement shall commence as of the first day of the Service Failure and terminate upon the cessation of such Service Failure, and which abatement shall be based upon the extent to which the Service Failure prevents Tenant from conducting, and Tenant does not conduct, its business in the portions of the Premises being served by the Critical Utilities that are subject to such Service Failure, and (B) if any Service Failure with respect to Critical Utilities is caused by matters not within Landlord’s reasonable control and continues for five (5) or more full consecutive Business Days after Tenant’s notice thereof to Landlord Tenant’s notice thereof to Landlord (which notice may be made by email notice with a telephone confirmation to Landlord’s designated representative for Service Failures, ABM FACILITY SERVICES, INC., a California corporation (telephone number (512) 924-6617) and any other email address or telephone number that Landlord may provide in a written notice to Tenant but in no event more than two total contact persons), and during the entirety of such five (5) Business Day period either the equipment in such portion of the Premises is rendered inoperable or, due to the circumstances, Tenant is unable to operate and does not operate its equipment in such portion of the Premises being served by the Critical Utilities that have been interrupted, then Tenant shall be entitled to a proportionate abatement of monthly Base Rent and Additional Rent, which abatement shall commence as of the first day of the Service Failure and terminate upon the cessation of such Service Failure, and which abatement shall be based upon the extent to which the Service Failure prevents Tenant from conducting, and Tenant does not conduct, its business in the portions of the Premises being served by the Critical Utilities that are subject to such Service Failure, provided, however, that, in the case of this clause (B), such abatement shall be limited to the extent covered by proceeds of Landlord’s rental interruption insurance (or, to the extent that Landlord is required to carry rental interruption insurance pursuant to Exhibit D, but fails to carry such insurance, then the amount that would have been covered by the rental interruption insurance that Landlord was required pursuant to Exhibit D). The abatement rights of Tenant set forth above shall be inapplicable to any Service Failure that is (1) not for a service to be provided by Landlord to Tenant pursuant to the requirements of this Lease (e.g., Tenant contracts directly with a service provider for such service), (2) caused by damage from a Casualty or a condemnation (it being acknowledged that such situations shall be governed by Sections 7.1 and 7.2 below, as applicable), (3) caused by the sole negligence, gross negligence or willful misconduct of Tenant or any other Tenant Parties, or (4) caused by a breach by Tenant of the terms of this Lease, including, without limitation, the utilization of the Premises in excess of the Density Limit or in excess of the electrical load as specified in the Utility Exhibit; provided, however, that in the case of clauses (3) and (4) above, the abatement provisions set forth above shall nevertheless be applicable so long as the Service Failure was not caused by the gross negligence or willful misconduct of Tenant or any Tenant Parties, but only to the extent and for so long as Landlord is reimbursed for the so abated rent pursuant to Landlord’s rental loss insurance.

(iv) In the event of a Service Failure of Critical Utilities, in addition to the abatement rights set forth above, Tenant shall also have the self-help remedies set forth in Section 9.5(b) below.

(v) For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of Tenant’s reasonable access to the Premises, or of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to any Building or the Property; (2) the performance of repairs, maintenance, improvements or alterations; or (3) the occurrence of any other event or cause whether or not within the reasonable control of Landlord; provided, however, that Service Failures shall not include interruptions due to the application of Legal Requirements. Except as set forth in the preceding subsections (iii) and (iv), no Service Failure shall in and of itself render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent or a right of Tenant to terminate this Lease, or relieve Tenant from the obligation to fulfill any covenant or agreement.

(c) Janitorial and Security Services.

(i) Commencing on the Commencement Date and continuing until September 30, 2013, the security services for the Property shall continue to be supplied under that certain Scope of Work for Contract Security Services dated March 1, 2011 with Command Security Corporation, as amended. Landlord and Tenant shall each perform the work to the Property set forth on Exhibit V within the time frames set forth in Exhibit V. Notwithstanding anything contained herein to the contrary, from and after October 1, 2013, Landlord shall contract for security services for the Property with such security provider as selected by Landlord. In lieu of receiving janitorial and security services for the Premises from Landlord as part of Operating Costs, Tenant, at its sole expense, shall from the Commencement Date, until further written notice to Landlord, provide its own (i) janitorial services to the Premises and (ii) security services to the Premises (but only in Buildings 100% occupied by Tenant Parties or on floors 100% occupied by Tenant Parties). If Tenant so elects to perform its own janitorial and/or security services, Tenant shall maintain the Premises in a clean and safe condition consistent with the level of janitorial and/or security services being provided to the other portions of the Property and Tenant shall be responsible for all security and access issues solely related to such portions of the Premises. Tenant’s janitorial and/or security contractor shall satisfy the requirements for outside vendors of said services reasonably established by Landlord and applicable to Landlord’s vendors, including reasonable insurance requirements. Tenant shall store all trash and garbage within the area and in receptacles and arrange for the regular pickup of such trash and garbage as provided by Landlord to the remainder of the Property. If Tenant fails to provide janitorial and/or security services to the Premises or trash removal services in compliance with the foregoing, Landlord shall provide Tenant written notice of such non-compliance. If Tenant fails to cure such non-compliance within thirty (30) days after the notice (or such longer period of time if the non-compliance can’t be remedied within such thirty (30) day period as long as Tenant is diligently commencing to cure same), then Landlord shall have the right to take over the performance of the applicable service upon giving Tenant five (5) days prior written notice in which event, Tenant shall thereafter have no further right to provide such service to the Premises (and such service shall thereafter be provided by Landlord as part of Operating Costs).

(ii) Until and unless Tenant shall provide its own janitorial services to its Premises, Landlord agrees that Tenant may obtain, at Tenant’s expense, a background check on all janitorial personnel which is to have access to the Premises. Landlord shall provide the information (as well as any consents or waivers from the affected personnel) to enable Tenant to conduct said background checks (such information to be provided without any representation or warranty by Landlord to Tenant regarding the accuracy or completeness of such information).

(iii) Notwithstanding anything contained herein to the contrary, Landlord shall in all events from and after October 1, 2013, control the security systems allowing access from the exterior of any Building to the interior of such Building subject to the terms of Exhibit V. Tenant acknowledges that some or all of the security systems serving the Building exteriors and the Common Areas (and, if Tenant elects to have Landlord provide security services to the Premises, the Premises) are located within portions of the Premises. Tenant and Landlord shall cooperate to provide adequate space within the IDF closets in the Premises for such security equipment. Tenant, at Tenant’s sole cost and expense, shall be responsible for securing or caging off its equipment in such IDF closets from Landlord’s systems and equipment in such closets.

(d) Other Utilities/Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Each Provider shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant shall require each Provider to comply with the Property’s Rules and Regulations, all Legal Requirements, and Landlord’s reasonable policies and practices for the Property (which policies and practices shall be non-discriminatory and consistently applied). Tenant acknowledges that Landlord shall not be required to provide or arrange for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”) and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(e) Site Practices Related to Sustainability. Landlord acknowledges that the Property is currently operated utilizing certain site practices and amenities related to sustainability. In Landlord’s management and operation of the Property throughout the Term, Landlord shall, in the exercise of its good faith discretion and to the extent practicable using its good faith business judgment, continue the site practices and amenities related to sustainability described on Exhibit S attached hereto (the “Sustainability Practices”) subject to the following: (i) the increased costs in operating the Property due to the Sustainability Practices shall in all instances be included in Operating Costs but shall not be deemed “Controllable Operating Costs” for purposes of this Lease; (ii) Landlord shall not be required to follow the Sustainability Practices and may cease all or any of the Sustainability Practices to the extent such practices materially increase, in Landlord’s reasonable business judgment, the cost to own and operate the Property (unless Tenant agrees to bear 100% of such costs); (iii) Tenant shall in all events comply with the Sustainability Practices and shall not allow any use which may affect the continued effectiveness of the Sustainability Practices; and (iv) upon consultation with Tenant, Landlord may make such alterations to the Sustainability Practices as Landlord deems necessary in its commercially reasonable judgment to make such practices more cost effective or more efficient. Landlord hereby agrees that it will purchase electricity through the City of Austin’s green choice program at Tenant’s request for any Building which is leased entirely by Tenant; provided that Tenant the Electrical Costs payable by Tenant under Section 5.1(a)(i) shall in all instances include 100% of the costs of all such electricity related to the green choice program, including electricity provided to parts of the Common Areas that are on the same meter as such Building.

(f) Special Rights for Service Related Provisions. Notwithstanding anything contained herein to the contrary, all of the Special Rights for Service Related Provisions shall terminate, at Landlord’s option, if (i) an Event of Default exists and has not been waived in writing by Landlord, (ii) this Lease is terminated in accordance with the provisions of this Lease, (iii) Original Tenant assigns its interest in this Lease other than to a Permitted Transferee, or (iv) Original Tenant ceases to lease at least 300,000 rentable square feet of space in the Property including at least one (1) laboratory space. As used herein, “Special Rights for Service Related Provisions” shall mean the following provisions of this Lease: Section 6.3(b); Section 6.3(c); Section 6.3(e); Section 6.4(c); Section 9.5(b); and Paragraphs 2, 3, 4, 7.c., and 7.d. of the Utility Exhibit.

6.4. Alterations by Tenant

(a) Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and, to the extent required below, approved in writing by Landlord. Except for Cosmetic Changes (as defined below), no changes, alterations or additions shall be made to the Property by Tenant without the prior approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned by Landlord, if said prior approval is required. Landlord shall respond to any request from Tenant to approve any proposed improvements to the Premises within ten (10) Business Days following Tenant’s request for such approval (which request shall be accompanied by the plans, specifications and other materials to be provided by Tenant to Landlord pursuant to this Section 6.4 with respect to any proposed alterations or improvements). If Landlord fails to respond to Tenant’s request within such ten (10) Business Day period, then Tenant may provide a second request to Landlord for Landlord’s approval that conspicuously states to the effect that, IF LANDLORD DOES NOT MAIL LANDLORD’S APPROVAL OR DISAPPROVAL OF THE REQUESTED IMPROVEMENTS WITHIN 5 BUSINESS DAYS AFTER LANDLORD RECEIVES THIS SECOND REQUEST FOR APPROVAL, LANDLORD’S APPROVAL OF THE IMPROVEMENTS WILL BE DEEMED GIVEN, and if Landlord fails to notify Tenant that it approves or disapproves the requested improvements within five (5) Business Days after submission of such second request for approval, then Landlord shall be deemed to have approved such improvements. Landlord and Tenant shall cooperate with each other to develop and maintain a list (the “Approved Vendor List”) of the contractors and subcontractors that are pre-approved to be utilized by Tenant for construction work at the Property, which approval shall not be unreasonably withheld, conditioned or delayed. The Approved Vendor List shall not be an exclusive list, and Tenant may use contractors and subcontractors not appearing on such list as long as such additional contractors and/or subcontractors are approved in advance by Landlord. The Approved Vendor List shall be subject to change from time to time by Landlord upon no less than ten (10) days’ written notice to Tenant; provided, however, that Tenant shall not be required to alter any contracts that it has in place for construction work in progress at the Property if the contractor or subcontractor then performing such work is removed from the Approved Vendor List unless such removal by Landlord was for “cause” due to the acts or omissions of such contractor or subcontractor in violation of this Lease.

(b) As used herein, “Cosmetic Changes” shall mean any changes, alterations or additions that (i) cost less than two hundred thousand dollars ($200,000.00) in any single instance or series of related alterations performed within a consecutive six-month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), (ii) do not adversely affect (in the reasonable discretion of Landlord) (A) the Building’s Structure or the Building’s Systems (including the Property’s restrooms or mechanical rooms), or (B)

the (1) exterior appearance of the Property, (2) appearance of the Common Areas or elevator lobby areas, or (3) provision of services to other occupants of the Property, and (iii) the installation thereof does not involve any core drilling or the configuration or location of any exterior or interior walls of a Building. With respect to Cosmetic Changes, Tenant will deliver to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and any plans and specifications therefor prior to commencing any such Cosmetic Changes (for informational purposes only and no consent is required by Landlord under the provisions of this Lease for approval of any plans and specifications covering Cosmetic Changes).

(c) Landlord acknowledges that Tenant shall be relocating the lab currently located on the first floor of B400 to another location on one of the other RDS Floors (as defined in the Utility Exhibit) that Tenant designates in written notice to Landlord and also, from time to time, reconfigures its lab space at the Property (collectively, the “Lab Reconfigurations”). Landlord’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required as to any improvement work associated with the Lab Reconfigurations except that (i) Landlord will not disapprove the plans and specifications for the Lab Reconfigurations unless a Design Problem (defined below) exists; (ii) Landlord will not disapprove the contractors for the Lab Reconfigurations if such contractors are on the Approved Vendor List; and (iii) Landlord shall notify Tenant of Landlord’s approval or disapproval of the proposed improvements within five (5) Business Days following Tenant’s request for such approval (which request shall be accompanied by the plans, specifications and other materials to be provided by Tenant to Landlord pursuant to this Section 6.4 with respect to any proposed alterations or improvements). A “Design Problem” is defined as, and will be deemed to exist if such improvement or alteration will: (1) affect the exterior appearance of a Building or the Common Areas; (2) adversely affect the Building Structure provided that Tenant shall be entitled to install an exhaust fan required for the Lab Reconfigurations on the roof of the applicable Building without such installation constituting a Design Problem so long as Tenant otherwise complies with the requirements of Section 10.32 below, including the installation of a screening device as required by Landlord to the extent such equipment is visible from space within the Property other than the Premises (provided that such screening as relates to the initial relocation of the lab currently located on the first floor of B400 shall be at Landlord’s expense and not passed through as an Operating Cost) and Tenant addresses any vibration or sound issues reasonably raised by Landlord; (3) adversely affect the Building Systems; (4) unreasonably interfere with any other occupant’s normal and customary office operation; (5) fail to comply with Legal Requirements; (6) involve core drilling or the alteration of the configuration or location of any exterior of a Building; or (7) expand the rentable square footage of the subject laboratory.

(d) All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Legal Requirements; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Legal Requirements, and Tenant shall be solely responsible for ensuring all such compliance with Legal Requirements in respect thereof.

Except as otherwise set forth herein, all alterations, additions or installations, including without limitation, to partitions, air conditioning ducts or equipment (except movable furniture and fixtures put in at the expense of Tenant and removable without irreparably defacing or injuring the Property), shall become the property of Landlord at the expiration or any earlier termination of the Term. Landlord, however, reserves the option to require Tenant, at Tenant’s sole cost and expense, to remove all fixtures, alterations, additions, decorations or installations installed by Tenant after the Commencement Date, collectively in this Section called “Alterations” and to restore the Property to the same condition as when originally leased to Tenant, reasonable wear and tear excepted, if Landlord gives Tenant a written notice electing to require said removal and restoration prior to the expiration or other termination of the Term; provided, however, that Tenant may, at such time as it requests Landlord’s approval for Tenant to make Alterations, request that Landlord either allow such Alterations to remain upon expiration of the Lease, or that Landlord requires such Alterations to be removed by Tenant upon expiration of the Term, and Landlord agrees to provide Landlord’s decision with respect to such change at the time of a request by Tenant for that decision. Any such request from Tenant regarding removal of Alterations shall conspicuously state in bold, uppercase typeface that Tenant will not be required to remove the Alterations in question at the end of the Term unless, contemporaneously with Landlord’s notice of approval to Tenant with respect to the Alterations in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term.

(e) Notwithstanding the foregoing to the contrary, as respects any of the lab space within the Premises (whether such lab space existed in the Premises prior to the Commencement Date or was constructed following the Commencement Date, including the lab space located on the first floor of B400 that is being relocated by Tenant), Tenant shall perform the restoration work described on Exhibit Y, and Tenant’s restoration obligations shall be limited to such items shown on Exhibit Y subject to the following (i) the foregoing shall in no way limit Tenant’s obligations or responsibilities under Section 6.11 hereof (including, without limitation, the obligation to remediate Hazardous Materials and indemnify Landlord for Hazardous Materials conditions, all subject to, and to the extent provided in, said Section 6.11) and (ii) to the extent that, due to laboratory relocations or expansions occurring after the Commencement Date, the total square footage of the Premises configured as laboratory space increases over what it was as of the Commencement Date, then Tenant shall be required to restore (or convert) so much of the Premises from laboratory space to useable office space (using Building standard materials and finishes and otherwise as generally configured as the other office space within the Premises) as may be required so that the total square footage of the Premises configured as laboratory space as of the Expiration Date is no greater than the total square footage of the Premises configured as laboratory space as of the Commencement Date.

(f) All work (whether alterations or maintenance and repair work) performed by Tenant or Tenant’s contractors shall be done: (i) in a good and workmanlike manner, (ii) with materials of the quality and appearance comparable to those on the Property at the Commencement Date or thereafter permitted or allowed under this Lease, (iii) in compliance with all Legal Requirements, (iv) by contractors, subcontractors or mechanics fully licensed by all applicable Governmental Entities and approved in writing by Landlord (or otherwise included on the Approved Vendor List) and (v) in such manner as to cause a minimum of disruption to the other occupants of the Property (if any) and interference with other construction in progress and with the transaction of business in the Property. Landlord may designate reasonable written rules, regulations and procedures for the performance of all such work in the Property and, to the extent reasonably necessary to avoid disruption to the occupants of the Property, shall have the right to designate reasonable times when such work may be performed. Prior to commencement of any work by or for Tenant, Tenant shall furnish to Landlord plans and specifications (to the extent that Tenant has prepared such plans and specifications or should reasonably be expected to prepare plans and specifications given the type or nature of such alterations or improvements), and construction contracts. For all work requiring Landlord’s approval hereunder, Landlord shall reserve the right to make such additional requirements as may be commercially reasonable to insure completion of any and all work. All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Landlord’s engineer, at Tenant’s reasonable expense. All work affecting the roof of a Building must be performed in coordination with Landlord’s roofing contractor so as not to void or reduce the warranty on the roof. Tenant shall cause all contractors and subcontractors to procure and maintain reasonable insurance coverage naming Landlord, any holder of a Superior Interest designated by Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts and with such companies as Landlord may reasonably require. Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of worker’s compensation insurance covering all Persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant, or the Premises. Upon full completion of all such work, Tenant shall furnish Landlord with accurate reproducible “as-built” CADD files of the improvements as constructed.

(g) If Tenant requests that Landlord supervise any work by Tenant in the Premises, Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work (not to exceed 5% of the cost of such work). If Tenant has not requested that Landlord supervise such work, but such work affects the Building’s Systems or Building’s Structure or is being performed in connection with an assignment or subletting thus requiring Landlord’s participation, Tenant shall pay to Landlord a construction management fee equal to the construction management fee charged by Landlord’s third party management company to perform such work (not to exceed 3% of the cost of such work) affecting the Building’s Systems or Building’s Structure.

(h) Tenant’s trade fixtures, goods and materials used in Tenant’s business shall at all times remain personal property of Tenant and may be removed from time to time by Tenant or other occupants of the Property provided that Tenant repairs any resulting damage to the Property from such removal.

(i) Tenant shall pay, when due, all bills for labor or materials furnished to or for Tenant in connection with any work performed by Tenant at the Property, which bills are or may be secured by any mechanic’s or materialman’s lien against the Property or any interest therein. Tenant shall give Landlord not less than ten (10) Business Days’ notice prior to the commencement of any work on the Property and Landlord shall have the right to post notices of non-responsibility in or on the Property as provided or permitted by applicable Legal Requirements. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) Business Days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Property or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) Business Days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other Persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Property or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.

6.5. Insurance; Indemnity.

(a) Landlord and Tenant will at all times during the Term of this Lease maintain or cause to be maintained the risk management program and types and amounts of insurance with respect to Landlord, Tenant and the Property covering such risks as set forth and described on Exhibit D which is attached hereto and made a part hereof for all purposes.

(b) All insurance policies for the insurance to be provided by Tenant to Landlord pursuant to Exhibit D with respect to this Lease (the “Tenant’s Insurance”) shall be issued on forms reasonably satisfactory to Landlord and Tenant shall use its best efforts to have all Tenant’s Insurance policies contain a provision giving Landlord thirty (30) days’ prior notice of material change or cancellation (other than cancellation for non-payment of premiums, as to which 10 days’ advance written notice shall apply). All Tenant’s Insurance policies shall have a Best’s rating of A-:VIII or better. All-risk policies carried by Tenant shall have loss payable clauses in favor of Landlord and any holder of any Superior Interest designated by Landlord in writing to Tenant at least thirty (30) days in advance of the requirement, with all loss proceeds payable to Landlord and such holder of a Superior Interest with regard to the Property. Certificates of insurance, evidencing the required insurance coverage, shall be delivered to Landlord at the time of execution of this Lease and certificates of insurance evidencing each renewal or substitute policy (and corresponding certificate) shall be delivered to Landlord at least five (5) Business Days before the termination of the policy it renews or replaces (and Tenant shall make certified copies of each renewal or substitute policy available within forty-five (45) days after the termination of the policy it renews or replaces upon Landlord’s written request). Tenant shall pay all premiums on Tenant’s Insurance as they become due and payable and promptly deliver to Landlord evidence satisfactory to Landlord of the timely payment thereof. Tenant shall furnish to Landlord upon request at reasonable intervals a certificate or certificates from the respective insurer(s) of Tenant’s Insurance setting forth the nature and extent of all insurance maintained by Tenant in accordance with this Lease. Tenant shall comply or cause compliance at all times with the provisions of Tenant’s Insurance. Notwithstanding the provisions of this Section 6.5, Tenant shall have the right to change the carriers, coverage terms, limits, forms, insuring mechanisms and lines of coverage during the Term as it deems necessary and appropriate for reasons including, without limitation, the availability of commercially reasonable, affordable coverage, relief from liability under state and federal tort reform programs, and changing operational needs; provided, however, that Tenant shall maintain coverage that at all times complies with the terms of this Section 6.5 and Exhibit D. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein and in either case or event, Landlord shall have given Tenant at least five (5) Business Days’ prior written notice of Landlord’s intention to do so, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 10% of such cost (not to exceed $5,000).

(c) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive any and all rights of recovery, claim, action, or cause of action against the other party, its agents, employees, partners, or shareholders and the holder of any Superior Interest for any loss or damage that may occur to the Property or any personal property therein by reason of fire, the elements, or any other cause which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance, regardless of cause or origin, including negligence of either party or the holder of any Superior Interest, or their agents, employees, partners or shareholders and Landlord and Tenant covenant and agree that no insurer shall hold any right of subrogation against either party. Landlord and Tenant shall advise their respective insurers of this waiver of subrogation and such waiver shall be incorporated by appropriate endorsement into and made a part of each party’s insurance policies maintained with respect to this Lease and/or the properties and interests described herein (other than worker’s compensation coverage). Notwithstanding any provision in this Lease to the contrary, Landlord, the holder of any Superior Interest or any of their respective agents, directors, officers, shareholders, employees, invitees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord, the holder of any Superior Interest or any of their respective servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Property, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Property. IT IS THE INTENTION OF THE PARTIES HERETO, BOTH TENANT AND LANDLORD, THAT THE WAIVER PROVIDED FOR IN THIS PARAGRAPH APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LANDLORD OR TENANT OR THE HOLDER OF ANY SUPERIOR INTEREST OR THEIR RESPECTIVE AGENTS, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, INVITEES AND CONTRACTORS.

(d) To the fullest extent permitted by applicable Legal Requirements, Tenant agrees to indemnify and hold harmless Landlord, the holder of any Superior Interest and their respective agents, directors, officers, shareholders, employees, invitees and property managers from all claims, losses, costs, damages, demands, liabilities, causes of action, suits, judgments, and expenses (including but not limited to attorneys’ fees) arising from any injury to or death of any Person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (i) as a result of pollution, libel, slander, false arrest, discrimination, violations of any Legal Requirements or breach of this Lease, any and all injuries or death of any Person, or damage to any property, to the extent the foregoing is caused by any act, omission, or negligence of Tenant or Tenant’s directors, officers, employees or agents, (ii) the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party or (iii) occurring in the Premises, regardless of whether or not it is caused in whole or in part by a party indemnified hereunder. IT IS THE INTENTION OF THE PARTIES HERETO, BOTH TENANT AND LANDLORD, THAT THE INDEMNITY PROVIDED FOR IN THIS PARAGRAPH IS AN INDEMNITY BY TENANT TO INDEMNIFY AND PROTECT LANDLORD, THE HOLDER OF ANY SUPERIOR INTEREST AND THEIR RESPECTIVE AGENTS, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, INVITEES, AND CONTRACTORS (“INDEMNIFIED PARTIES”) FROM THE CONSEQUENCES OF LANDLORD’S OR THE HOLDER OF ANY SUPERIOR INTEREST’S OWN NEGLIGENCE AS WELL AS THE NEGLIGENCE OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, INVITEES, AND CONTRACTORS, WHETHER THAT NEGLIGENCE IS JOINT, COMPARATIVE, CONTRIBUTING OR A CONCURRING CAUSE OF THE INJURY, DEATH, OR DAMAGE, AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR THE HOLDER OF ANY SUPERIOR INTEREST OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, INVITEES, AND CONTRACTORS; HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. The indemnities set forth in this Lease shall survive termination or expiration of this Lease. As a condition to

Tenant’s obligations to indemnify Landlord and the holders of Superior Interest and each of their respective agents, directors, officers, shareholders and employees under this Lease, the party claiming the right to be indemnified shall (1) deliver to Tenant a notice describing the facts underlying its indemnification claim which shall be delivered promptly to Tenant after such party receives notice of such claim; (2) tender the defense of such claim to Tenant; and (3) reasonably cooperate with Tenant, at Tenant’s expense, in the defense of such claim.

(e) No indemnity by Tenant contained in this Section 6.5 shall be deemed or construed to apply to or cover any claims, losses, costs, damages, demands, liabilities, causes of action, suits, judgments, and expenses (including but not limited to attorneys’ fees) of or sustained by Landlord, the holder of any Superior Interest or any of their respective agents, directors, officers, shareholders and employees arising from the sole negligence or gross negligence or willful misconduct of Landlord, the holder of any Superior Interest or any of their respective agents, directors, officers, shareholders and employees, or any one or more of them.

6.6. Compliance with Legal Requirements. Tenant shall, at Tenant’s sole cost and expense, take whatever action is required to cause the Premises to comply with all Legal Requirements during the Term. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the ADA, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas of the Property, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions made by or on behalf of a Tenant Party after the Commencement Date (which risk and responsibility shall be borne by Tenant).

6.7. Other Liens. Tenant shall keep the Property free and clear of any and all Liens other than the Liens that constitute Permitted Encumbrances and the Liens provided for in Section 10.12 herein.

6.8. Tenant’s Personal Property Taxes. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Property. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Legal Requirements and if the non-payment thereof does not pose a threat of loss or seizure of the Property or interest of Landlord therein or impose any fee or penalty against Landlord.

6.9. Maintenance of the Property.

(a) Tenant’s Obligations.

(i) Subject to Landlord’s maintenance and repair obligations provided in Section 6.9(b) below, Tenant will keep and maintain the Premises in a clean, safe, and operable condition and in substantially the same condition it was in on the Commencement Date, customary and normal wear and tear and acts of god and damage from Casualty excepted. Tenant will pay the cost of so keeping and maintaining the Premises. If the Premises include, now or hereafter, one or more floors of either B100 or B200 in their entirety, all corridors, lobbies and restroom facilities located on such full floor(s) shall be considered to be a part of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Legal Requirements and the equipment manufacturer’s suggested service programs, all portions of the Building Systems located within and exclusively serving the Premises and all other areas, improvements and systems exclusively serving the Premises (excluding the Core Portion of the Building’s Systems, which shall be maintained by Landlord pursuant to Section 6.9(b)), including, without limitation, the branch lines of the plumbing, electrical and HVAC systems (and related duct work), chemical exhaust hoods, and any dedicated or supplemental heating, ventilating and/or air conditioning systems, computer power, telecommunications and/or other special units or systems of Tenant (provided that Landlord shall give Tenant access for such repairs). Without limiting the generality of the foregoing, Tenant shall be responsible for maintenance, repair and, in Tenant’s discretion, replacement of the components of the Building Systems described in Paragraph C of Exhibit L.

(ii) With respect to any portion of the Premises reasonably visible from any Common Area inside or outside of a Building (the “Visible Premises”), Tenant shall (1) maintain such Visible Premises and furniture, fixtures and equipment located therein in a neat and orderly condition throughout the Term and any extension thereof, (2) not use the Visible Premises for storage, (3) obtain Landlord’s prior written consent as to the interior paint color, signage, carpeting, furniture and equipment contained in the Visible Premises (provided that this clause (3) shall not apply to lab space unless such space is visible from a Common Area lobby), (4) complete within the Visible Premises any reasonably requested cleaning within five (5) Business Days after Landlord’s written request therefor, and (5) complete within the Visible Premises any requested reasonable repairs, alterations or changes within five (5) Business Days after Landlord’s written request therefor (or if the repair cannot by its nature be cured within the five (5) Business Day period, if Tenant fails to commence to cure such noncompliance within the five (5) Business Day period and thereafter diligently prosecute such cure to completion).

(iii) In addition to the Premises, Tenant will keep and maintain Tenant Maintained Off-Premises Equipment in good condition and in accordance with all Legal Requirements and all Rules and Regulations. Without limiting the generality of the foregoing, as respects the waste water systems that are part of Tenant Maintained Off-Premises Equipment, Tenant shall be responsible for testing, monitoring and treatment of Tenant’s effluent, and all associated permitting and reporting, subject in all instances to

Landlord oversight and approval. Landlord shall provide Tenant reasonable access to any of Tenant Maintained Off-Premises Equipment that is located within secured areas, subject in all cases to Landlord’s reasonable Rules and Regulations and security procedures regarding access to such areas. Tenant shall provide to Landlord copies of all permits and communications with the appropriate Governmental Entities for Tenant Maintained Off-Premises Equipment upon written request from Landlord. Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant’s installation, operation, use and/or removal of the Tenant Maintained Off-Premises Equipment. If required by Landlord in connection with any Off-Premises Equipment installed after the Commencement Date, Tenant, at Tenant’s sole cost and expense, shall install screening, landscaping or other improvements satisfactory to Landlord (in Landlord’s reasonable discretion) in order to satisfy Landlord’s aesthetic requirements in connection with any of Tenant Maintained Off-Premises Equipment. Without limitation of the foregoing, all conditions relating to the installation, connection, use, repair and removal of Tenant Maintained Off-Premises Equipment shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld and otherwise subject to the provisions of Section 6.4 related to the performance of improvements within the Premises and all indemnities, covenants and obligations of Tenant as respects the Premises shall also be applicable to Tenant Maintained Off-Premises Equipment (with the same force and effect as if Tenant Maintained Off-Premises Equipment were part of the Premises).

(iv) Tenant shall repair or replace, subject to Landlord’s reasonable direction and supervision, any damage to the Property caused by a Tenant Party. If (A) Tenant fails to commence to make any repairs or replacements for which Tenant is responsible pursuant to this Section 6.9(a) within 30 days after the occurrence of such damage and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (B) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 60 days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, or if such damage occurs inside the Premises but affects the Building’s Systems and/or Building’s Structure or any other area outside the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 6.9(a), in each case plus an administrative fee of 5% of such cost, shall be paid by Tenant to Landlord within 60 days after Landlord has invoiced Tenant therefor.

(b) Landlord’s Obligations. Landlord shall maintain and repair the Common Areas of the Property, Building’s Structure, the Core Portions (defined below) of the Building’s Systems, the Parking Structures (excluding any electric car charging stations and related electrical equipment and apparatus located in P100 and P300, which shall all be maintained by Tenant as long as Tenant elects to continue to keep such charging stations on the Property) and other exterior areas of the Property, including driveways, alleys, landscape and grounds of the Property and utility lines in a good condition, consistent with the operation of comparable office building projects in the Southwest Submarket of Austin, Texas, including maintenance, repair and replacement of the exterior of the Property

(including painting), landscaping, sprinkler systems and any items normally associated with the foregoing. As used herein, “Core Portions” shall mean those portions of any Building’s System or component which are within the core and/or common to and/or intended to serve or exist for the benefit of other tenants in the Property, and shall not include so-called “branch lines” or “branch systems” which serve to connect or extend the Core Portions of Building Systems into the Premises. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 5.1. In no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable Legal Requirements because of Tenant’s use of the Premises or alterations or improvements to the Premises made by or for a Tenant Party after the Commencement Date (which alterations shall be made by Landlord at Tenant’s sole cost and expense and on the same terms and conditions as Landlord performed repairs as described in Section 6.9(a) above). Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action. Landlord shall provide, maintain, service and test all fire and life safety systems components, and equipment of and in the Premises and the remainder of the Property, such as for example, fire alarm panels and sensing and notification devices, fire sprinkler systems, hydrants, and fire extinguishers, in accordance with all Legal Requirements; provided, however that Tenant, not Landlord, shall be responsible for such items that are dedicated or special units or systems of Tenant, such as pre-action systems or dry chemical fire suppression systems and their associated monitoring and alarm panels.

(c) Nothing in this Section shall affect, diminish or impair the provisions of Article VII.

6.10. Financial Reports. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available, the terms of this Section 6.10 shall not apply. Otherwise, within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, if no audited financials were provided to Landlord, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements upon execution and delivery to Tenant of its standard non-disclosure agreement by all parties participating in the review. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to the holder of any Superior Interest or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by Legal Requirements or court order. Tenant shall not be required to deliver the financial statements required under this Section 6.10 more than once in any 12-month period unless requested by a prospective buyer or an existing or prospective lender of the Property or an Event of Default occurs.

6.11. Environmental Law Compliance and Indemnity.

(a) Tenant shall promptly pay and discharge when due all debts, claims, liabilities, and obligations and perform all duties necessary for Tenant to comply with all Environmental Laws. Subject to Tenant’s compliance with Environmental Laws relating to Tenant’s use, storage and/or disposal of Hazardous Materials, Tenant may keep and use within the interior of the Premises the following: (i) ordinary office supplies (such as, for example, liquid paper, printer and copier toner, and glue) which may contain Hazardous Materials; and (ii) the types and quantities of the Hazardous Materials listed on Exhibit Q attached hereto; provided that Tenant may, subject to Landlord’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) bring additional Hazardous Materials on to the Property in addition to those shown on Exhibit Q (or additional quantities of the Hazardous Materials shown on Exhibit Q) that are necessary for the ordinary performance of Tenant’s business. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Materials on the Property caused or permitted by Tenant results in the exposure of any Person to Hazardous Materials or damage to or contamination of the Property, or if the exposure of any Person to Hazardous Materials or damage to or contamination of the Property otherwise occurs for which Tenant is legally liable to Landlord, then Tenant shall indemnify, defend, and hold Landlord and the holder of any Superior Interest harmless from any and all claims, judgments, damages, penalties, fines, costs, government orders, liabilities, or losses (including sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees) which arise during or after the Term as a result of such exposure, damage or contamination. This indemnification of Landlord and the holder of any Superior Interest by Tenant includes costs incurred in connection with any ongoing monitoring or medical care for Persons exposed to Hazardous Materials, any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency of political subdivision because of Hazardous Materials present in the soil, soil gas or ground water on, under or emanating from the Property. Without limiting the foregoing, if the presence of any Hazardous Materials on the Property caused or permitted by Tenant results in any damage to or contamination of the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Materials to the Property; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld, delayed or conditioned so long as such actions would not potentially have any material adverse long-term or short-term effect on the Property. As a condition to Tenant’s obligations to indemnify Landlord and the holders of any Superior Interest under this Section 6.11(a), the party claiming the right to be indemnified shall (1) deliver to Tenant a notice describing the facts underlying its indemnification claim which shall be delivered promptly to Tenant after such party receives notice of such claim; (2) tender the defense of such claim to Tenant; and (3) reasonably cooperate with Tenant, at Tenant’s expense, in the defense of such claim. This indemnity provision is intended to allocate responsibility between Landlord and Tenant under Environmental Laws and shall survive termination or expiration of this Lease.

(b) As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic substance, material, or waste which is or becomes regulated by any

Governmental Entity and shall include any material or substance that is (i) defined as a “hazardous substance” under the Texas Solid Waste Disposal Act, (ii) petroleum and petroleum products not intended for immediate use in internal combustion engines, (iii) friable asbestos, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. §1321), (v) defined as a “hazardous waste” pursuant to RCRA, (vi) defined as a “hazardous substance” pursuant to CERCLA, or (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. §6991 et seq. As used herein, the term “Environmental Laws” shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Entity (including common law duties established by courts or other Governmental Entities) pertaining to the protection of human health and the environment in effect on the date of or that become effective during the Term of this Lease in any jurisdiction, federal, state or local, in which the Leased Assets are located, including, without limitation, the Clean Air Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”); the Federal Water Pollution Control Act, as amended; the Resource Conservation and Recovery Act, as amended (“RCRA”); the Safe Drinking Water Act, as amended; and the Toxic Substances Control Act, as amended.

(c) To the extent Tenant or its agents or employees discover any material water leakage, water damage or mold in or about the Premises, Tenant shall promptly notify Landlord thereof in writing.

(d) Tenant shall promptly provide Landlord with complete copies of all material documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning all allegations of Tenant’s non-compliance or violation of Environmental Laws at the Premises or the Property, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Materials, and any claims, causes of action or other legal documents related to same. Upon vacating any laboratory space, Tenant shall provide documentation to Landlord to demonstrate that such portion of the Premises has been cleaned, disinfected, decontaminated and decommissioned in accordance with applicable industry standards sufficient to establish that there is an acceptable level of risk for reoccupancy of such portion of the Premises.

ARTICLE VII

CASUALTY; CONDEMNATION

7.1. Damage or Destruction.

(a) In case of damage to or destruction of the Property or any part thereof by fire or other casualty (a “Casualty”), Tenant will promptly give written notice thereof to Landlord. Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty. Landlord shall use commercially reasonable efforts to commence repair of the Premises or the Property, as applicable, within 30 days after delivery of the Damage Notice.

(b) If the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the entire portion of the Premises located in a particular Building in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 7.1(d) below cannot be repaired within (1) 270 days after the commencement of repairs, (2) 60 days after the date of the Casualty if the Casualty occurs between 365 days and 180 days before the expiration of the Term, or (3) 30 days after the date of the Casualty if the Casualty occurs during the last six months of the Term (as applicable, the “Repair Period”), then Tenant may terminate this Lease as to the entire portion of the Premises located in such Building by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. In the event of any partial termination pursuant to this Section 7.1(b), Landlord and Tenant shall amend this Lease to provide for such reduction in the size of the Premises, including a reduction in the Base Rent payable hereunder in the proportion that the area of the Premises terminated due to such Casualty bears to the total area of the Premises.

(c) If a Casualty occurs with respect to any Building and (1) a Qualified Contractor (defined below in this Section 7.1(c)) retained by Landlord estimates that the damage cannot be repaired within the Repair Period, (2) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by such Qualified Contractor, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage, more than $500,0000 of the damage is not covered by Landlord’s insurance policies (unless the lack of coverage is the result of Landlord failing to carry the property insurance required to be carried by Landlord pursuant to the terms of this Lease in which event Landlord shall not have the right to terminate) or Landlord makes a good faith determination that restoring the damage is not permitted by Legal Requirements, or (4) Landlord is required to pay so much of the insurance proceeds arising out of the Casualty to a holder of a Superior Interest that the remaining proceeds plus any applicable deductible under the insurance policy are less than the cost to repair the damage, as estimated by reputable contractors, by more than $500,000, then Landlord may terminate this Lease as to the portion of the Premises located in such Building by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. In the event of any partial termination pursuant to this Section 7.1(c), Landlord and Tenant shall amend this Lease to provide for such reduction in the size of the Premises, including a reduction in the Base Rent payable hereunder in the proportion that the area of the Premises terminated due to such Casualty bears to the total area of the Premises. As used in this Section 7.1(c), the term “Qualified Contractor” shall mean a general contracting company which has significant experience in the construction and reconstruction of improvements to real property of the nature and scope as the portion of the Premises or Property damaged selected by Landlord and which is not affiliated with Landlord and to which Tenant does not reasonably object. Landlord shall provide Tenant with written notice of its selected Qualified Contractor and Tenant shall have the right to object to such designation by providing written notice to Landlord within ten (10) Business Days, which notice shall state the reasonable basis for Tenant’s objection. If Tenant reasonably objects to Landlord’s designation, Landlord and Tenant shall work together to select a mutually acceptable Qualified Contractor. If Tenant does not respond within such 10 Business Day period, Tenant shall be deemed to have approved Landlord’s selected Qualified Contractor.

(d) If neither party elects to terminate this Lease following a Casualty, then Landlord shall, in accordance with the provisions of this Section and all other applicable provisions of this Lease, restore the same as nearly as possible to its value, condition and character that existed immediately prior to the occurrence of said damage or destruction; provided, however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense following completion of Landlord’s repair of the Premises) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Property. Such restoration shall be commenced promptly (but no later than 120 days after the occurrence of such damage or destruction) and shall be prosecuted and completed diligently but subject to any force majeure events. Tenant, its agents and mortgagees, may, from time to time, inspect the restoration without notice in the event of an emergency or, in other cases, upon reasonable advance notice to Landlord during normal business hours and subject to Landlord’s safety and security policies and procedures.

(e) In the event of any damage or destruction of the Premises or any part thereof by Casualty, Landlord agrees to provide to Tenant at least ten (10) days before the commencement of the restoration of such damage or destruction, the following:

(i) complete plans and specifications for such restoration prepared by a licensed and reputable architect (the “Architect”), which plans and specifications shall not require prior consent or approval of Tenant so long as the work of restoration returns the portions of the Premises for which Landlord is responsible pursuant to Section 7.1(c) to substantially the same condition as existed prior to the occurrence of the Casualty and otherwise said plans and specifications must be approved by Tenant, which Tenant agrees not to unreasonably withhold, condition or delay;

(ii) the approval of the plans and specifications for the restoration by all applicable Governmental Entities then exercising jurisdiction with regard to such work; and

(iii) contracts then customary in the trade with (a) the Architect, and (b) with a reputable and responsible contractor, providing for the completion of such restoration in accordance with said plans and specifications.

(f) If this Lease is terminated under the provisions of this Section 7.1, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(g) To the extent the provisions of this Article or otherwise in this Lease shall conflict with the provisions of any Legal Requirements of the State of Texas, or any agency or political subdivision thereof, controlling the rights and obligations of parties to leases or other contracts in the event of damage by Casualty to leased space, the provisions of this Section and this Lease shall govern and control and such conflicting Legal Requirements shall be deemed expressly waived by the parties hereto.

(h) If the Premises are damaged by Casualty, Base Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Base Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Rent by loss of rents insurance proceeds, if any (or, to the extent that Landlord is required to carry rental interruption insurance pursuant to Exhibit D, but fails to carry such insurance, then the amount that would have been covered by the rental interruption insurance that Landlord was required pursuant to Exhibit D).

7.2. Condemnation.

(a) If any part of the Premises is taken or condemned for a public or quasi-public use (a sale in lieu of condemnation to be deemed a taking or condemnation), this Lease shall, as to the part taken, terminate as of the date title shall vest in the condemnor and continue in full force as to the remainder and in the event of such a partial taking, the Base Rent and Additional Rent shall be reduced in proportion that the area of the Premises so taken bears to the total area of the Premises. If this Lease is not terminated as provided below by such taking, then Landlord, at its cost and expense, shall proceed to restore the remaining portion of the Premises, whether or not the net condemnation award is sufficient to pay in full the cost of such restoration. Such, restoration work shall be performed in the same manner and pursuant to the same conditions as set forth in Section 7.1 hereof with respect to restoration as a result of a fire or casualty. Landlord shall be entitled to receive any and all awards paid by the condemning authority in connection with such partial taking (other than for any taking of the personal property of Tenant or for moving or dislocation expenses of Tenant).

(b) Notwithstanding the foregoing provisions of Section 7.2(a), in the case of a partial taking of less than all of the Premises in a particular Building and Tenant reasonably determines that the remaining portion of the Premises located in such Building would not be suitable for its business in such Building in a manner reasonably comparable to that conducted immediately before such taking, then Tenant may terminate this Lease as to all of the Premises in such Building by delivering written notice thereof to Landlord within 30 days after such taking, in which case the Base Rent and Additional Rent shall be reduced in proportion that the area of the Premises so taken bears to the total area of the Premises; provided that if more than 50% of the Premises is taken, Landlord shall have the right to terminate this Lease in its entirety. In addition, notwithstanding the foregoing provisions of Section 7.2(a), in the case of any taking where either (i) Landlord is required to pay any of the proceeds arising from such taking to a lender of the Property, or (ii) the net condemnation award is not sufficient to pay in full the cost of such restoration, then Landlord may terminate this Lease with respect to the portion of the Premises that is subject to such taking by delivering written notice thereof to Tenant within 30 days after such taking and the Base Rent and Additional Rent shall be reduced in proportion that the area of the Premises so taken bears to the total area of the Premises; provided that if more than 50% of the Premises is taken, Landlord shall have the right to terminate this Lease in its entirety. If either Landlord or Tenant exercises such right to terminate this Lease in accordance with this Section 7.2(b), then this Lease shall terminate as of the date of such taking.

(c) In the event of total condemnation (a sale in lieu of condemnation to be deemed a taking or condemnation) of any Building, this Lease shall terminate as to such Building as of the date title shall vest in the condemnor and, upon such termination, the Base Rent and Additional Rent shall be reduced in proportion that the area of the Premises so terminated bears to the total area of the Premises.

(d) Landlord shall be entitled to receive any and all awards paid by the condemning authority in connection with any condemnation other than for any taking of Tenant’s personal property and for Tenant’s moving expenses.

ARTICLE VIII

ASSIGNMENT AND SUBLETTING

8.1. General Restriction. Except as provided in Sections 8.8 and 8.9 herein, Tenant may not, without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in Control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant, or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant’s assets (any of the events listed in Section 8.1(a) through 8.1(g) being a “Transfer”). Any such Transfer which is not expressly permitted pursuant to this Lease shall be void and of no force or effect. “Control” shall mean direct or indirect ownership of 50% or more of all of the voting stock of a corporation or 50% or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

8.2. Consent Standards. Landlord shall not unreasonably withhold, delay or condition its consent to any assignment of Tenant’s entire interest in this Lease or subletting of the Premises, provided that the proposed transferee (1) has a financial condition that meets the reasonable criteria Landlord uses to select tenants for the Property having similar leasehold obligations, (2) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the

Property that remains in effect, (3) will not use the Premises, Building or Property in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Property, (4) is not a Governmental Entity or quasi-Governmental Entity, or subdivision or agency thereof, (5) is not another occupant of the Property or an Affiliate of such occupant, (6) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (7) is otherwise compatible with the character of the occupancy of the Property, and (8) is not a Person with whom Landlord is or an Affiliate of Landlord then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Property or any Affiliate of any such Person; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord’s consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord’s sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord’s own leasing efforts and the value of the Property. Landlord shall not be required to act reasonably in considering any request to pledge or encumber this Lease or any interest therein. For the purposes of clause (8) above, “negotiating to lease space” shall mean any of the following: Landlord has received and responded to (not necessarily in writing) a request for proposal from a prospective tenant or its broker, Landlord has submitted a written lease proposal or Landlord has initiated space planning for a prospective tenant.

8.3. Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least ten (10) Business Days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any Persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees and other expenses incurred in connection with considering any request for consent to a Transfer (which shall not exceed $2,500 for consents to subleases provided Landlord’s standard consent to sublease form is used without material modification or negotiation). If Landlord fails to notify Tenant that it approves or disapproves the requested Transfer within ten (10) Business Days after submission to Landlord of all of the items required under this Section 8.3, then Tenant may provide a second request to Landlord for Landlord’s approval that conspicuously states to the effect that, IF LANDLORD DOES NOT MAIL LANDLORD’S APPROVAL OR DISAPPROVAL OF THE REQUESTED TRANSFER WITHIN 5 BUSINESS DAYS AFTER LANDLORD RECEIVES THIS SECOND REQUEST FOR CONSENT, LANDLORD’S APPROVAL

OF THIS TRANSFER WILL BE DEEMED GIVEN, and if Landlord fails to notify Tenant that it approves or disapproves the requested Transfer within five (5) Business Days after submission of such second request for approval, then Landlord shall be deemed to have approved such Transfer.

8.4. Conditions to Consent. If Landlord consents, or is deemed to have consented, to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

8.5. Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 8.5. The provisions of this Section 8.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

8.6. Cancellation. Landlord may, within ten (10) Business Days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other Person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of the Premises by notifying Landlord in writing within three (3) Business Days following Landlord’s written cancellation notice. The provisions of this Section 8.6 shall not apply to (1) a Permitted Transfer, (2) subleases by Tenant of less than 2,500 rentable square feet, or (3) any other sublease by Tenant so long as such sublease does not extend (or contain any options to extend) into the last 24 months of the then current Term of this Lease.

8.7. Additional Compensation. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, twenty-five percent (25%) of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, tenant finish work and any other reasonable and customary out-of-pocket costs, including test fits, marketing costs, free rent, and other tenant inducements) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, one hundred percent (100%) of the excess of (A) all compensation received by Tenant for a Transfer over (B) the Rent allocable to the portion of the Premises covered thereby.

8.8. Assignment to Permitted Transferees. Provided no Default or Event of Default then exists, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(a) an Affiliate of Tenant;

(b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (2) the proposed transferee’s net worth as of the effective date of the Permitted Transfer is not less than Tenant’s net worth as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part);

(c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets, so long as (1) Tenant’s obligations hereunder are assumed by the entity acquiring such assets; and (2) the proposed transferee’s net worth as of the effective date of the Permitted Transfer is not less than Tenant’s net worth as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part); or

(d) (1) an initial or subsequent public offering or distribution or equity or debt securities by Tenant, and/or (2) the sale of equity or convertible debt securities of Tenant in any transaction, so long as Tenant’s net worth as of the effective date of the Permitted Transfer is not less than Tenant’s net worth as of the date immediately prior to the assignment or subletting (or series of transactions of which the same is a part).

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Property, Landlord or other tenants of the Property. No later than ten (10) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 8.

8.9. Shared Space Arrangement. Notwithstanding anything to the contrary in this Section 8, Tenant may from time to time permit third parties with whom Tenant is working on particular projects and with whom Tenant will share office or lab services to use a portion of the Premises and such use shall not be deemed to be a sublease so long as (a) no more than fifteen percent (15%) of the rentable square footage of the portion of the Premises located in any Building is so used at any one time and (b) the space occupied by such parties is not separately demised from the balance of the Premises (i.e. separated from the balance of the space by a wall or other constructed device and having separate entrances to the common areas) and (c) the use of the space is not a use which increases (i) the operating costs for the Building, (ii) the burden on the Building services, or (iii) the foot traffic, elevator usage or security concerns in the Building, or creates an increased probability of the comfort and/or safety of the Landlord and other tenants in the Building being unreasonably compromised or reduced and (iv) Tenant does not realize a profit with respect to the space so used. The rights set forth in this paragraph shall only apply to the portions of the Premises, if any, leased or subleased by Original Tenant. Tenant shall be fully responsible for the conduct of such parties within the Premises and the Property, and Tenant’s indemnification obligations set forth in this Lease shall apply with respect to the conduct of such parties. Tenant shall supply Landlord with the terms of any such space sharing arrangement no later than ten (10) days prior to the effective date thereof. Tenant shall not permit such party to occupy space in the Premises or conduct business in the Premises until Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for space sharing arrangements and Landlord’s reasonable processing fee in connection with each such space sharing arrangement.

ARTICLE IX

DEFAULT AND REMEDIES

9.1. Default. Each of the following shall be deemed an “Event of Default” by Tenant hereunder and a material breach of this Lease:

(a) Tenant shall fail to pay any installment of Base Rent or Additional Rent when due which failure continues for five (5) days after written notice from Landlord to Tenant specifying such failure; provided, however, in any one calendar year, Landlord shall be obligated to give this notice not more than on two separate instances;

(b) Tenant shall fail to pay any Rent other than Base Rent or Additional Rent when due, which failure continues for fifteen (15) days after written notice from Landlord to Tenant specifying such failure in detail and setting forth Landlord’s detailed computation of the Rent then due; provided, however, if any such amount shall be disputed in good faith, and Tenant shall have paid the undisputed amount within said fifteen (15) day period, then Tenant shall not be in default of its obligations hereunder until final resolution of such dispute;

(c) Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to hereto, and such failure shall continue for five (5) Business Days after Landlord’s second written notice thereof to Tenant;

(d) Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required hereunder within ten (10) Business Days following Landlord’s written request for said evidence;

(e) Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Property for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required herein;

(f) Tenant shall fail to materially keep, perform, or observe any of the other covenants, agreements, terms, or provisions contained in this Lease that are to be kept or performed by Tenant other than with respect to payment of Rent, and Tenant shall fail to commence and take such steps as are necessary to remedy the same within thirty (30) days after Tenant shall have been given a written notice specifying the same, or having so commenced, shall thereafter fail to proceed diligently and with continuity to remedy the same;

(g) a court of competent jurisdiction shall enter a decree or order for relief over Tenant in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Tenant or for any substantial part of Tenant’s property, or ordering the winding up or liquidation of Tenant’s affairs and such decree or order is not vacated within one hundred twenty (120) days;

(h) the execution after entry of a judgment or other judicial seizure of all or substantially all of Tenant’s assets or the Property, if such attachment or other seizure remains undismissed or undischarged for a period of one hundred twenty (120) days after the levy thereof; or

(i) Tenant shall commence a voluntary case under the federal bankruptcy laws, as now constituted or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or Tenant consents to the appointment of or the taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Tenant or any substantial part of Tenant’s property.

9.2. Remedies. Upon the occurrence and during the continuation of any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by applicable Legal Requirements or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (i) all Rent accrued hereunder through the date of termination, (ii) all amounts due under Section 9.3(a), and (iii) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal in its listing of “Money Rates”, minus (2) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 9.3(a), and (iii) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant’s right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 9.3(d) below. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 9.2(b). If Landlord elects to proceed under this Section 9.2(b), it may at any time elect to terminate this Lease under Section 9.2(a).

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Interest Rate;

(d) Suspension of Services. Suspend any above Building-standard services required to be provided by Landlord hereunder without being liable for any claim for damages therefor.

9.3. Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing, storing and/or disposing of Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (7) securing this Lease, including all commissions, allowances, reasonable attorneys’ fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated, multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Term as of the date of the Event of Default and the denominator of which is the number of months in the Term (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant’s right to any abated rent accruing following such Event of Default shall immediately terminate). To the full extent permitted by applicable Legal Requirements, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, the holder of any Superior Interest and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease, regardless of whether the negligence of any party contributed to such loss.

(d) Mitigation of Damage. The parties agree any duty imposed by Legal Requirements on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 60 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (2) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Property is or soon will be available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole but reasonable discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord’s then-current leasing policies; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (A) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Property; (B) whose use would adversely affect the reputation of the Property; (C) whose use would require any addition to or modification of the Premises or Property in order to comply with applicable Legal Requirements, including the Building Code; (D) who does not have, in Landlord’s sole but reasonable opinion, the creditworthiness to be an acceptable tenant; (E) that is a Governmental Entity; or (F) that does not meet Landlord’s reasonable standards for tenants of the Property or is otherwise incompatible with the character of the occupancy of the Property, as reasonably determined by Landlord; and (5) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless: (A) Tenant pays any such amount to Landlord prior to Landlord’s execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant’s default under this Lease); or (B) Landlord, in Landlord’s sole but reasonable discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

9.4. Tenant’s Liability. Except for any damages for which Tenant may be liable under Section 10.13 because of Tenant’s holding over in the Premises following the expiration of the Term (for which Landlord may recover consequential damages from Tenant under the terms of Section 10.13), the liability of Tenant to Landlord for any monetary damages arising from any default by Tenant under the terms of this Lease shall be limited to Landlord’s actual direct, but not consequential, damages therefor. Nothing in this Section 9.4 shall affect or limit Landlord’s rights to file legal actions to recover possession of the Premises, or for injunctive relief against Tenant, or any other non-monetary relief as provided in Sections 9.2 or 9.3 of this Lease, and, for the avoidance of doubt, Tenant acknowledges and agrees that the costs and expenses recoverable by Landlord under Sections 9.2(a) and 9.3(a) above constitute direct, not consequential, damages.

9.5. Landlord’s Default; Tenant’s Self-Help; Landlord’s Liability.

(a) Landlord’s Default. Each of the following shall be deemed an “Event of Default” by Landlord hereunder and a material breach of this Lease: (i) Landlord’s failure to pay any money owing to Tenant within fifteen (15) days after written notice of such failure and (ii) Landlord shall fail to materially keep, perform, or observe any of the other covenants, agreements, terms, or provisions contained in this Lease that are to be kept or performed by Landlord other than with respect to payment of money, and Landlord shall fail to commence and take such steps as are necessary to remedy the same within thirty (30) days after Landlord shall have been given a written notice specifying the same, or having so commenced, shall thereafter fail to proceed diligently and with continuity to remedy the same.

(b) Tenant’s Self-Help for Service Failures. If a Service Failure occurs with respect to Critical Utilities on any RDS Floor, the following shall apply:

(i) As soon as reasonably possible following the Service Failure (but no later than two (2) Business Days following the Service Failure), Landlord shall have its service provider for the subject Critical Utility provide to Landlord and Tenant a root cause analysis regarding the Service Failure. As soon as reasonably possible following the Service Failure (but no later than five (5) Business Days following the Service Failure), Landlord shall have its service provider for the subject Critical Utility provide to Tenant a commercially reasonable plan of corrective action regarding the Service Failure for Tenant’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord and Tenant shall meet and confer regarding such plan of corrective action as reasonably requested by either party.

(ii) Promptly following approval of the plan of corrective action, Landlord shall commence to take such corrective action to cure the Service Failure in accordance with the approved plan and thereafter diligently prosecute such corrective action to completion within the time frames agreed in the approved plans. If Landlord has not completed such cure of the Service Failure within five (5) Business Days following approval of the plan of corrective action (or, if the approved plan provided for a time frame longer than five (5) Business Days, such later time frame as agreed in the corrective action plan), then Landlord and Tenant shall meet and confer to develop any necessary changes or modifications to the corrective action plan. After Landlord and Tenant have agreed on any such necessary changes, Landlord shall promptly implement such changes to the plan of corrective action and thereafter diligently prosecute such corrective action to completion within ten (10) Business Days following approval of such changes (or, if the approved plan provided for a time frame longer than ten (10) Business Days, such later time frame as agreed in the corrective action plan).

(iii) If either (1) Landlord and Tenant do not agree on a plan of corrective action pursuant to Section 9.5(b)(i) within ten (10) Business Days following the Service Failure due to either Landlord’s failure to deliver such plan or Landlord’s and Tenant’s failure to agree on such plan due to Landlord not reasonably accommodating Tenant’s commercially reasonable requests with respect to such plan or (2) Landlord fails to cure the Service Failure within the time frame required under Section 9.5(b)(ii) above, then Tenant may, upon notice to Landlord, commence to perform the work reasonably necessary to cure the Service Failure subject to the following:

(A) such work cannot be performed in any other tenant’s leased premises;

(B) all work shall be performed in accordance with all Legal Requirements and the provisions of Sections 6.4(f) and 6.4(i) (provided, however, that any provisions therein requiring Landlord’s approval shall not apply but the materials to be provided Landlord therein shall be provided solely for informational purposes);

(C) such work shall not materially and adversely affect the Building’s Structure nor any of the Building’s Systems;

(D) performance by Tenant of such obligation does not involve any Hazardous Materials other than those listed on Exhibit Q; and

(E) if the work involves the Building’s Systems, Tenant shall use only those contractors used by Landlord for work on such items in the Property unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings.

(iv) All costs reasonably incurred by Tenant in connection with the performance by Tenant of such obligation of Landlord shall be payable by Landlord within thirty (30) days after receipt of written demand therefor, together with documentation reasonably supporting such costs; provided, however, in the event that Tenant has exercised its self-help right pursuant to Section 9.5(b)(iii)(1) due to Landlord’s and Tenant’s ability to agree on a corrective action plan, the amounts reimbursable to Tenant hereunder shall in no event exceed the estimated amount that would have been incurred under Landlord’s proposed plan. In no event shall Landlord be obligated to reimburse Tenant for costs in excess of reasonably competitive rates for the work performed. In the event that Landlord shall fail to timely pay such amounts, and Tenant shall obtain a final non-appealable judgment for the same which remains unpaid by Landlord for thirty (30) days after written demand by Tenant, Tenant may offset the amount of such judgment against the Base Rent and other amounts payable by Tenant pursuant to this Lease (but not to exceed fifty (50%) of the Base Rent payable by Tenant hereunder in any given month).

(v) Tenant’s rights under this Section 9.5(b) are in addition to, but not in limitation of, Tenant’s abatement rights due to a Service Failure under Section 6.3(b)(iii) and nothing herein shall limit the express rights of Tenant under said section.

(c) Landlord’s Liability. The liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any Person claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Property shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Property and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency; provided, however, that in any case Tenant shall also be allowed to execute any final non-appealable judgment against all insurance proceeds and condemnation awards then held by Landlord or thereafter receivable by Landlord in respect of its interest in the Property, but only to the extent that such insurance proceeds or condemnation awards are not used or to be used for the repair or replacement of any portion of the Property damaged or destroyed, in each case subject to any superior claims thereto, including claims of any holder of a Superior Interest. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code. The provisions of this Section shall survive any expiration or termination of this Lease.

9.6. Fees and Expenses. If either party defaults in the performance of any of the terms, agreements, or conditions contained in this Lease and the other party places the enforcement of this Lease, the collection of any Rent due or to become due hereunder, or recovery of the possession of the Property in the hands of an attorney who files suit upon the same, then the defaulting party agrees to pay the other party’s reasonable attorneys’ fees, accountants’ fees, consultants’ fees, court costs and related expenses.

ARTICLE X

MISCELLANEOUS

10.1. Waivers and Amendments. Any waiver of any term or condition of this Lease, or any amendment or modification of this Lease, shall be effective only if set forth in a written document executed by a duly authorized officer of each of the parties.

10.2. Notices. Any notice, request, instruction, demand or other communication to be given hereunder by either party hereto to the other shall be given in writing and shall be delivered either (i) by hand, (ii) by facsimile during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder within one (1) day of such facsimile), (iii) by a nationally recognized overnight courier service, or (iv) by registered or certified mail, postage prepaid, return receipt requested, as follows:

(a) If to Landlord, addressed to:

c/o Spear Street Capital

One Market Plaza, Spear Tower,

Suite 4125

San Francisco, CA 94105

Attention: John S. Grassi

Facsimile No.: 415.856.0348

with a copy thereof to:

c/o Spear Street Capital

One Market Plaza, Spear Tower, Suite 4125

San Francisco, CA 94105

Attention: Asset Manager - Austin Lone Star

Campus

Facsimile No.: 415.856.0348

With an additional copy to:

c/o Spear Street Capital

1114 Avenue of the Americas, 31st Floor

New York, NY 10036

Attention: Asset Manager- Austin Lone Star

Campus

Facsimile No.: 212.488.5520

(b) If to Tenant, addressed to:

Lantana HP, Ltd.

c/o HPI Real Estate

3600 N. Capital of Texas Hwy.

Building B, Suite 250

Austin, Texas 78746

Attention: Sam Houston

with a copy thereof to:

Susan Coleman, Esq.

Thompson & Knight, LLP

Burnett Plaza, Suite 1600

801 Cherry Street, Unit #1

Fort Worth, Texas 76102-6881

Fax No. (214) 999-1555

Phone: (817) 347-1713

or to such other address or number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Any notice, request, instruction, demand or other communication shall be deemed given when received, if sent by facsimile, and when delivered and receipted for, if mailed, sent by nationally recognized overnight courier service or hand delivered. If any such notice, request, instruction, demand or other communication cannot be delivered because the receiving party changed its address and did not previously give notice of such change to the sending party or because the receiving party refuses to accept such communication, such communication shall be effective on the date delivery is attempted. Any notice, request, instruction, demand or other communication under this Lease may be given on behalf of a party by the attorney for such party.

10.3. Headings; Terminology. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. Unless the context of this Lease clearly requires otherwise, (a) pronouns, wherever used herein, and whatever gender, shall include natural persons and corporations and associations of every kind and character, (b) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (c) the word “includes” or “including” shall mean “including without limitation”, (d) the word “or” shall have the inclusive meaning represented by the phrase “and/or”, and (e) the words “hereof”, “herein”, “hereunder”, and similar terms in this Lease shall refer to this Lease as a whole and not any particular section or article in which such words appear. All accounting terms not specifically defined herein shall be construed in accordance with GAAP unless the US Securities and Exchange Commission shall hereafter require public, reporting companies to follow principles based on a different accounting convention. Unless otherwise specified, all references to a specific time of day in this Lease shall be based upon central standard time or central daylight savings time, as applicable on the date in question in Austin, Travis County, Texas.

10.4. Transfer by Landlord. It is expressly and understood that in the event of the sale, assignment, or transfer by Landlord of its interest in the Property to a third party who provides Tenant with a written document assuming Landlord’s obligations under this Lease, Landlord shall thereupon be released and discharged from all covenants and obligations of Landlord hereunder or thereafter accruing; but such covenants and obligations shall run with the Property and be binding upon each new Landlord during the period of its ownership of the Property.

10.5. Entire Agreement. This Lease and the Exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all other prior and contemporaneous agreements and understandings, both oral and written, of the parties in connection therewith. No covenant or condition not expressed in this Lease shall affect or be effective to interpret, change or restrict this Lease.

10.6. Severability. If any term, provision, covenant or condition of this Lease is held by any court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of such term, provision, covenant or condition in every other respect and the remainder of the terms, provisions, covenants or conditions of this Lease shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

10.7. Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and performing and observing all of the covenants and agreements herein contained and provided to be performed by Tenant, shall and may peaceably and quietly have, hold, occupy, use, and enjoy the Premises during the Term, and may exercise all of its rights hereunder, subject only to the provisions of this Lease, all applicable Legal Requirements and the Permitted Encumbrances; and Landlord agrees to warrant and forever defend Tenant’s right to such occupancy, use, and enjoyment and the title to the Premises against the claims of any and all Persons whomsoever lawfully claim the same, or any part thereof, by, through or under Landlord, but not otherwise, subject only to the provisions of this Lease, all applicable Legal Requirements and the Permitted Encumbrances.

10.8. Governing Law. THIS AGREEMENT HAS BEEN EXECUTED IN THE STATE OF TEXAS AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF TEXAS.

10.9. Successors and Assigns. Subject to Article VIII of this Lease, this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.10. Counterparts. This Lease may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11. Estoppel Certificate.

(a) Tenant. From time to time (but no more than twice in any calendar year unless some event has occurred that necessitates Landlord’s request of such estoppel certificate, including a possible sale or financing of the Property), Tenant shall furnish to any party designated by Landlord, within ten (10) Business Days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by a prospective purchaser or mortgagee of the Property, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, the holder of any Superior Interest and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Base Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

(b) Landlord. Landlord shall execute and deliver to Tenant, promptly upon any request therefor by Tenant, an estoppel certificate stating:

(i) whether or not this Lease is in full force and effect;

(ii) whether or not this Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments;

(iii) whether or not there are any existing defaults hereunder known to the party executing the certificate, and specifying the nature thereof; and

(iv) such other matters of fact as may be reasonably requested by Tenant.

10.12. Superior Interest. Contemporaneously with the execution of this Lease, Landlord shall provide Tenant with a written agreement (a “Non-Disturbance Agreement”), in form and content reasonably acceptable to Tenant, from all holders of Superior Interests, if any, recognizing Tenant’s rights under this Lease and providing that this Lease is subordinate to such mortgage, deed of trust or ground lease, as the case may be, but Tenant’s possession of the Property and other rights hereunder shall not be disturbed or impaired in the event of any foreclosure or other action by or on behalf of such Person. Tenant will (a) subordinate its rights under this Lease to the Liens of any future holder of a Superior Interest pursuant to a subordination, non-disturbance and attornment agreement in such holder of a Superior Interest’s standard form therefor with such changes thereto as may be agreed upon by Tenant and such holder of a Superior Interest (provided that any commercially reasonable fees charged by such future holder of a Superior Interest associated with obtaining such subordination, non-disturbance and attornment agreement shall be paid by Tenant within 15 days after Landlord’s written request therefor and, if previously received by Landlord, accompanied by a reasonably detailed itemization of such fees and costs), and (b) agrees to attorn to such holder of a Superior Interest or other purchaser in the event of a foreclosure by such holder of a Superior Interest. Any holder of a Superior Interest may elect, at any time, unilaterally, to make this Lease superior to its mortgage or other interest in the Premises by so notifying Tenant in writing. Tenant will agree to be prompt and reasonable in approving and entering into any such agreements with any holder of a Superior Interest. Tenant shall provide to any holder of a Superior Interest for which it has been provided a written notice of address a copy of all defaults or notices of non-performance Tenant delivers to Landlord pursuant to this Lease. Any holder of a Superior Interest may cure a default by Landlord within the time period afforded Landlord (but in no event shall any such period be less than thirty (30) days from receipt of such notice) before Tenant may exercise any remedies for such default.

10.13. Surrender of Premises; Holding Over.

(a) Upon the termination or the expiration of this Lease, Tenant shall: (a) peaceably quit, deliver up, and surrender the Premises to Landlord broom-clean with all improvements located therein in good repair and condition, normal wear and tear excepted (except for condemnation and Casualty damage, as to which Sections 7.1 and 7.2 shall control), free of all claims and Liens other than the Permitted Encumbrances existing on the date of this Lease or others that Landlord has specifically consented to in writing and free of all Hazardous Materials existing or placed on the Premises during the Term by any Tenant Party; (b) deliver to Landlord all keys to the Premises and all access cards to the Property; (c) remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Property by a Tenant Party and unattached equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal); (d) abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all cabling (including conduit) installed in the Premises or elsewhere in the Property by or on behalf of a Tenant Party, including all connections for such cabling, in a neat and safe condition in accordance with the requirements of all applicable Legal Requirements, including the National Electric Code or any successor statute, and terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box; (e) subject to Sections 6.4(d) and 6.4(e) above, remove such Alterations made after the Commencement Date as Landlord may require (however, Tenant shall not be required to remove (1) the Alterations installed by Tenant in conjunction with demising the portion of the Premises on the third and fourth floors of B300 from the balance of the Premises or (2) any alterations, additions or improvements made to the Premises prior to the Commencement Date); and (f) subject to Sections 6.4(d) and 6.4(e) above, remove such Tenant Maintained Off-Premises Equipment and any dedicated or supplemental heating, ventilating and/or air conditioning systems, computer power, telecommunications and/or other special units or systems of exclusively serving the Premises and installed following the Commencement Date (whether such items are deemed Off-Premises Equipment, personal property or Alterations and regardless of whether such items are attached or not attached to the Premises or the Property) as Landlord may require. Tenant shall repair all damage caused by the removal of the items described in Section 10.13(a) above. If Tenant fails to remove any property required to be removed by Tenant under the terms of this Lease, Landlord may, at Landlord’s option, (1) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted hereunder or otherwise, (2) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations hereunder (including reasonable collection costs and attorneys’ fees), plus interest thereon at the Interest Rate, or (3) elect any of the actions described in clauses (1) and (2) above as Landlord may elect in its sole discretion. The provisions of this Section 10.13(a) shall survive the end of the Term.

(b) Upon such termination or expiration Landlord may, without further notice, enter upon, reenter, possess, and repossess itself of the Property by force, summary proceedings, ejectment, or otherwise, and, subject to applicable law, may dispossess and remove Tenant from the Property, which actions may include but shall not be limited to changing the locks or security devices to the Premises, and may have, hold, and enjoy the Property and all rental and other income therefrom, free of any claim by Tenant with respect thereto. If Tenant does not surrender possession of the Property at the end of the Term, such action shall not extend the Term, Tenant shall be a tenant at sufferance, and during such time of occupancy Tenant shall pay to Landlord, as damages, an amount equal to one hundred twenty-five percent (125%) of the amount of Base Rent that was being paid immediately prior to the end of the Term for the first sixty (60) days of such holdover and, thereafter, an amount equal to one hundred fifty percent (150%) of the amount of Base Rent that was being paid immediately prior to the end of the Term. The provisions of this Section 10.13(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom

(c) Landlord shall not be deemed to have accepted a surrender of the Property by Tenant, or to have extended the Term, other than by execution of a written agreement specifically so stating.

10.14. Entry by Landlord; Reserved Rights; Modification to Common Areas; Renovations.

(a) Entry by Landlord. Landlord shall have the right to enter upon the Premises at all reasonable times upon reasonable advance notice (which notice may be oral except where written notice is required below), provided that no advance notice need be given if an emergency (as determined by Landlord in its good faith judgment) necessitates an immediate entry or prior to entry to provide routine janitorial services, to (i) inspect same, (ii) to show the Premises (other than the Designated Secure Areas (as defined below)) to prospective purchasers, lenders or (during the last 21 months of the term of this Lease unless Tenant has exercised its Option to Extend) tenants (upon two (2) Business Days’ prior written notice except in the case of touring the Early Expiration Space, in which case no more than one (1) Business Days’ notice shall be necessary), (iii) supply janitorial, engineering and any other service Landlord is required to provide hereunder, (iv) access any of Landlord security or other equipment that is located within the Premises (or which requires entry within the Premises to access such equipment) or (v) upon two (2) Business Days’ prior written notice, to perform Renovations (as defined in Section 10.14(c) below). Landlord’s inspection shall not imply any duty on the part of Landlord to repair any part of the Premises, nor shall such inspection relieve Tenant of any of its obligations hereunder. Subject to the requirements of this Section 10.14, Landlord shall be entitled to enter upon the Premises to conduct and prepare all tests (including environmental audits) and surveys reasonably required by Landlord in connection with Landlord’s ownership, sale or financing of the Property. The reasonable cost of any surveys and tests (including environmental audits) shall be borne by Landlord and shall not be included in Operating Costs. Landlord shall use good faith efforts to cause all entries to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Landlord shall at all times retain a key or cardkey with which to unlock and/or access all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof. Except in the case of emergency (as determined by Landlord in good faith), Landlord shall not enter the Premises (other than routine janitorial services or engineering related service calls) unless accompanied by a representative of Tenant. Tenant agrees to make such representative available to Landlord at all times upon reasonable advance request by Landlord (which request may be by email notice with a telephone confirmation to Sam Houston (telephone number (512) 835-4455) and any other email address and telephone number that Tenant may provide in a written notice to Landlord but in no event more than two total contact persons). If Tenant shall fail to make such a representative available upon such request, Landlord may enter the Premises without Tenant’s representative. Landlord shall at all times be provided with a means of entry to all areas within the Premises in the event of an emergency or Tenant’s failure to provide a representative as aforesaid. Tenant may also elect that a representative accompany the provider of janitorial and/or engineering services to the Premises so long as the same does not require rescheduling of such services or hinder, interfere with or delay the performance of the same and is permitted under Landlord’s applicable contracts with the provider of such service providers. Tenant may require persons providing services to the Premises to sign in, wear identification badges, and to submit to a background check with a vendor selected by Tenant, at Tenant’s cost. In any entrance into the Premises pursuant to the provisions of this Section 10.14, Landlord shall endeavor in good faith to comply with Tenant’s reasonable security procedures previously detailed by Tenant to Landlord, except to the extent Landlord or its agents determine that an emergency makes compliance with such procedures impracticable. Notwithstanding the foregoing, Tenant may from time to time upon thirty (30) days’ advance written notice to Landlord designate, as secured areas of the Premises, areas where unusually confidential information is kept (so long as Landlord in all events has access to its equipment located within any Building) (the “Designated Secured Areas”; the Designated Secured Areas as of the Commencement Date are shown on Exhibit AA attached hereto. Landlord shall not be required to provide janitorial services to any of the Designated Secured Areas unless Tenant grants Landlord such access. With respect to the Designated Secured Areas, the following conditions shall apply: (1) Tenant may require Landlord and all other parties to sign in, wear identification badges, be accompanied by an authorized employee or agent of Tenant (except in case of emergency), and to submit to a background check with a vendor selected by Tenant, at Tenant’s cost; provided, however, current and prospective lenders and investors, prospective purchasers and tenants, and, in each case, their respective agents, shall not be required to submit to a background check, but Landlord or its authorized agent shall at all times accompany any such party in such secured areas; and (2) Tenant and Landlord shall reasonably cooperate in establishing emergency entry protocols such that Landlord may enter such Designated Secured Areas in an emergency in such a way as to accommodate, to the extent reasonably practical under the circumstances, Tenant’s security and confidentiality concerns. Tenant hereby agrees that any entry into the Premises by Landlord pursuant to this Section 10.14(a) shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from such entries pursuant to this Section 10.14(a), nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such entry, or for any inconvenience or annoyance occasioned by such entry, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable Legal Requirements for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Any non-public confidential information obtained regarding Tenant’s proprietary business information as a result of any entry upon the Premises by Landlord or a party under Landlord’s control shall be deemed to be confidential information subject to the requirements of Section 10.26 below.

(b) Reserved Rights. Landlord shall have the following rights: (i) To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Property, or any part thereof (exclusive of the Premises); (ii) to interrupt or temporarily suspend Building services and facilities subject to the provisions contained in the Utility Exhibit and this Lease; (iii) to change the name of the Building; (iv) to take such reasonable measures as Landlord deems advisable for the security of the Property and its occupants subject to the provisions of the Utility Exhibit; (v) evacuating all or any portion of the Property for cause, suspected cause, or for drill purposes (provided, however, Tenant’s security office shall be provided no less than five (5) Business Days’ prior notice of any such drills unless Legal Requirements or any Governmental Entity do not allow notice or require shorter notice); (vi) temporarily denying access to all or any portion of the Property to the extent required by Legal Requirements or for security purposes directly related to the Property or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, acts of terror, or other causes beyond the reasonable control of Landlord and directly related to the Property; (vii) restricting ingress to or egress from any portion of the Property After Business Hours, subject, however, to Tenant’s right to enter when a Building is closed After Business Hours under such reasonable security measures as Landlord may prescribe from time to time in writing to Tenant, which may include, by way of example but not limitation, that Persons entering or leaving such Building, whether or not during normal business hours, present a valid access badge or otherwise identify themselves to a security officer by registration or otherwise and that such Persons establish their right to enter or leave such Building; and (viii) subject to Section 10.14(c) below, to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, of the Common Areas or other public parts of the Property.

(c) Modifications of Common Areas. Landlord shall have the right from time to time to change the size, location, configuration, character or use of any Common Areas, construct additional improvements or facilities in any such Common Areas, or temporarily or permanently close any such Common Areas (it being specifically acknowledged by Tenant that Landlord currently contemplates that the basketball courts at the Property may be closed and converted to parking or other improvements or uses); provided, however, that the foregoing shall not apply to Building Exclusive Use Common Areas while Tenant leases the entire Building which such Building Exclusive Use Common Area serves unless such changes are required by Legal Requirements. Upon the surrender of any portion of a Building to Landlord by Tenant for any reason, Tenant shall also be required to surrender the main lobby (including Common Area access corridors and hallways to access such lobby) of such Building to Landlord and such lobby or lobbies shall thereafter be deemed a Building Exclusive Use Common Area. Notwithstanding anything contained herein to the contrary, Landlord agrees that, except as may be required by Legal Requirements:

(i) as long as Original Tenant leases or subleases at least 300,000 rentable square feet of space in the Property and such 300,000 square feet includes at least one laboratory space (A) the size of the Common Area entrance lobbies in any Building (other than B500) that is occupied in whole or in part (but at least 25%) by Original Tenant shall not be modified so as to (1) materially impede ingress or egress to and from the Premises or (2) materially reduce the size and utility of such lobby and (B) provided Original Tenant is leasing space within B500, the size of the Common Area main lobby on the second floor of B500 shall not be modified so as to (1) materially impede ingress or egress to and from the Premises or (2) materially reduce the size and utility of such lobby, without, in each case, the prior written consent of Tenant that may be withheld in Tenant’s sole discretion;

(ii) as long as the Premises includes any portion of B300, Landlord shall not materially modify the B300 loading dock without Tenant’s consent, which consent shall not be unreasonably withheld;

(iii) as long as the Premises includes any portion of B100, Landlord shall not materially modify the B100 circular drive or the P100 entrance without Tenant’s consent, which consent shall not be unreasonably withheld; and

(iv) as long as the Premises includes at least 25% of the rentable square footage of B300, Landlord shall not materially modify the P300 entrances from the location as of the Commencement Date without Tenant’s consent, which consent shall not be unreasonably withheld.

(d) Renovations. Tenant hereby acknowledges that Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Property and/or each Building. Notwithstanding the foregoing, except for improvements, alterations or modifications that are required by Legal Requirements or in order for Landlord to meet its obligations under this Lease regarding maintenance, repair and the provision of services, so long as Tenant leases 100% of the space within either B100 or B200, Landlord shall not make any Renovations to such Building. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises; provided, however, (i) Landlord shall perform any work within the Premises involving core drilling or excessive noise or excessive dust, After Business Hours to the extent allowable under Legal Requirements and (ii) Landlord shall at all times use commercially reasonable efforts to cause all Renovations to be done in such a manner as to cause as little interference to Tenant’s use of and access to the Premises as reasonably possible without incurring material additional expense. Notwithstanding the foregoing, Tenant hereby agrees that any entry into the Premises by Landlord to perform Renovations or any noise or other disruption outside the Premises related to Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable Legal Requirements for personal injury and property damage to the extent caused by the gross negligence, or willful misconduct of Landlord, its agents, employees or contractors.

10.15. Signage.

(a) Tenant, at Tenant’s sole cost and expense (including, without limitation, costs and expenses to construct any such signage to the extent the same does not exist as of the date of this Lease), and subject to Tenant’s compliance with applicable Legal Requirements, shall be entitled to the signage described on Exhibit T (collectively, “Tenant’s Signage”). Tenant’s right to use Tenant’s Signage shall remain in place only so long as no Event of Default has occurred and is continuing under this Lease. Except for Tenant’s Signage, Tenant shall have no other right to maintain any signage at any other location in, on or about the exterior of the Premises or the Property except as otherwise provided in Exhibit T.

(b) Tenant’s Signage, and any changes to Tenant’s Signage, shall be subject to Landlord’s reasonable approval as to the design, size, color, material, content, location and illumination, shall be appropriate for the Property, shall be in conformity with the overall design and ambiance of the Property, and shall comply with all applicable Legal Requirements. Tenant shall be responsible for obtaining any governmental permits or approvals required for Tenant’s Signage (and, if approved by Landlord, any new Tenant signage), all at Tenant’s sole cost and expense; provided, however, that Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant as reasonably required for obtaining any governmental permits or approvals required for Tenant’s Signage (and, if approved by Landlord, any new Tenant signage). Tenant’s repair, maintenance, construction and/or improvement of Tenant’s Signage (and, if approved by Landlord, any new Tenant signage) shall be at its sole cost and expense and shall comply with all applicable Legal Requirements, the requirements applicable to construction of alterations pursuant to Section 6.4 of this Lease, and such other reasonable rules, procedures and requirements as Landlord shall impose with respect to such work, including insurance coverage in connection therewith. Any cost or reimbursement obligations of Tenant under this Section 10.15, including with respect to the installation, maintenance or removal of Tenant’s Signage, shall survive the expiration or earlier termination of this Lease.

(c) Upon the expiration or earlier termination of this Lease, or the earlier termination of Tenant’s right to have Tenant’s Signage by Landlord’s written notice to Tenant by reason of Tenant’s failure to meet the occupancy or other requirements applicable thereto pursuant to the foregoing or as set forth in Exhibit T, Tenant shall remove any of Tenant’s Signage that is Tenant’s responsibility to remove under Exhibit T (and any other signage subsequently installed by Tenant) at Tenant’s sole cost and expense, and repair and restore to good condition the areas of the Building or Property on which the signage was located or that were otherwise affected by such signage or the removal thereof, or at Landlord’s election, Landlord may perform any such removal and/or repair and restoration and Tenant shall pay Landlord the reasonable cost thereof within thirty (30) days after Landlord’s written demand. If any signs, projections, awnings, signals or advertisements is installed by Tenant in violation of this Section 10.15, or done by Tenant through any Person not approved by Landlord, Landlord shall notify Tenant in writing and if Tenant fails to remove such signage within ten (10) Business Days after Landlord’s notice, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to the Tenant by reason thereof and to charge the cost of such removal to Tenant, payable within thirty (30) days of Landlord’s demand therefor.

10.16. Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding in law or equity arising out of or relating to this Lease and the transactions contemplated hereby may be instituted in any state or federal court in Travis County, Texas, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Lease, or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against either party if given by registered or certified mail, return receipt requested or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address listed in Section 10.2 herein. Nothing herein contained shall be deemed to affect the right of either party to serve process in any manner permitted by applicable Legal Requirements or to commence legal proceedings or otherwise proceed against the other party in any jurisdiction other than Texas.

10.17. Interpretation. Both Landlord and Tenant and their respective legal counsel have participated extensively in the preparation, negotiation, and drafting of this Lease. Accordingly, no presumption will apply in favor of either Landlord or Tenant in the interpretation of this Lease or in the resolution of any ambiguity of any provision hereof.

10.18. Memorandum of Lease. Contemporaneously with the execution of this Lease, Landlord and Tenant shall execute and acknowledge a Memorandum of Lease (the “Memorandum”), in form and content reasonably satisfactory to Tenant, evidencing the Term and certain other provisions of this Lease, including, without limitation, the Right of First Offer (as set forth in Exhibit I attached hereto). Tenant shall be permitted to record the Memorandum in the Official Public Records of Travis County, Texas. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

10.19. Consents and Approvals. In any instance in which this Lease requires the prior written consent, prior written approval or other consent or approval from either party, such party agrees that such approval or consent shall not be unreasonably withheld, delayed or conditioned.

10.20. Further Assurances. Both Landlord and Tenant agree that it will without further consideration execute and deliver all such other documents and take such other action, whether prior or subsequent to the effective date of this Lease, as may be reasonably requested by the other party to consummate more effectively the transaction contemplated hereby.

10.21. Joint and Several Liability. If Tenant consists of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

10.22. No Third Party Beneficiary. The provisions of this Lease are and will be for the benefit of Landlord and Tenant only and are not for the benefit of any third party. No third party shall have the right to enforce the provisions hereof.

10.23. Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease. Tenant and Landlord shall each indemnify the other against all costs, expenses, reasonable attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

10.24. No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same Person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

10.25. Waiver of Jury Trial; Attorneys’ Fees. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO. If there is any legal or arbitration action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all reasonable, actual out-of-pocket costs and expenses paid or payable to third parties, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

10.26. Confidentiality. Tenant and Landlord acknowledge that the terms and conditions of this Lease, (b) any non-public, confidential proprietary information regarding Tenant’s business obtained by Landlord or a party under Landlord’s control pursuant to Landlord’s right of entry into the Premises and (c) financial information provided by Tenant are to remain confidential for their benefit, and may not be disclosed by either of them to anyone, by any manner or means, directly or indirectly, without the prior written consent of the non-disclosing party; however, Landlord and Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by Legal Requirements or court order or reporting requirements applicable to Landlord or Tenant, provided all parties to whom a disclosing party is permitted hereunder to disclose such terms and conditions are advised by the disclosing party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant and Landlord shall be liable for any disclosures made in violation of this Section by them or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by them. The consent by Landlord or Tenant to any disclosures shall not be deemed to be a waiver on the part of the non-disclosing party of any prohibition against any future disclosure. The terms of this Section 10.26 shall in no events apply to information that (a) was or becomes generally available to the public, (b) was or becomes available on a non-confidential basis, or (c) was within either party’s possession prior to its being furnished to such party.

10.27. Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable engineers’ or architects’ fees and reasonable attorneys’ fees (including amounts allocated by Landlord to Landlord’s in-house counsel as well as fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord’s delivery to Tenant of a statement of such costs and reasonable supporting documentation covering said costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

10.28. Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

10.29. Prohibited Persons and Transactions. Tenant and Landlord represent and warrant to the other that neither they, nor, to the best of the representing party’s knowledge, any of their Affiliates is, nor will they become, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease or the Property to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such Persons.

10.30. Waiver of Consumer Rights. Tenant hereby waives all its rights under the Texas Deceptive Trade Practices - Consumer Protection Act, Section 17.41 et seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selection, Tenant voluntarily adopts this waiver.

10.31. Rules and Regulations. Tenant shall comply with the rules and regulations of the Property which are attached hereto as Exhibit F (as such rules and regulations may be modified or amended by Landlord from time to time in accordance with this Section 10.31, the “Rules and Regulations”). Landlord may, from time to time, change the Rules and Regulations for the safety, care, or cleanliness of the Property and related facilities, provided that such changes are subject to the following: (a) such changes must be provided to Tenant in writing and be generally applicable to all tenants of the Property whose leases require such compliance; (b) such changes shall not unreasonably interfere with Tenant’s use of the Premises or materially increase the burdens or obligations upon Tenant; (c) such changes shall be enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the Rules and Regulations and the express provisions of this Lease, the provisions of this Lease shall control. Tenant shall be responsible for the compliance or noncompliance with such Rules and Regulations by each Tenant Party.

10.32. Rooftop Equipment.

(a) Right to Install Rooftop Equipment. Provided Tenant complies with the terms of this Section 10.32, Tenant may, at its risk and expense, install, operate and maintain the equipment shown on Exhibit G (collectively, the “Rooftop Equipment”) on the roof of each Building in which any portion of the Premises are located and each of the Parking Structures, in each case in the location set forth on Exhibit G or as otherwise approved by Landlord. Landlord hereby agrees that, in connection with the Lab Reconfiguration Tenant shall have the right to construct a DA Lab exhaust fan on the roof of the Building where the lab is relocated to pursuant to Section 6.4(c) in one of the alternative locations shown on Exhibit G. Tenant acknowledges and agrees that Tenant shall remove the DA lab exhaust fan (the “Building 400 DA Lab Exhaust Fan”) shown on Exhibit G which is currently located on the roof of Building B400 upon the relocation of such DA lab.

(b) Delivery of Plans, Specifications and Permits. Before installing or relocating any Rooftop Equipment, Tenant shall submit to Landlord for its approval (which approval shall be given or withheld by Landlord using the same standards described in Section 6.4) the following items: (i) construction ready plans and specifications prepared by a registered professional engineer in the State of Texas reasonably approved by Landlord which (A) specify in detail the design, location, size, model, weight, method of installation, method of screening and frequency of the Rooftop Equipment and (B) are sufficiently detailed to allow for the installation of the Rooftop Equipment in a good and workmanlike manner and in accordance with all Legal Requirements and (ii) all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the Building as they may be amended from time to time, required for the installation, maintenance, use or operation of the Rooftop Equipment. Landlord may, as a condition to approving installation or relocation of the Rooftop Equipment (including any portion of the Rooftop Equipment whose relocation is approved pursuant to Section 10.32(a) above, but excluding the screening Landlord has agreed to pay for pursuant to Section 6.4(c)), require that Tenant screen the Rooftop Equipment with a parapet wall or other screening device reasonably acceptable to Landlord. If the Rooftop Equipment uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Landlord’s approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all applicable Legal Requirements; such compliance shall be the sole responsibility of Tenant. Tenant shall maintain all permits necessary for the maintenance and operation of the Rooftop Equipment while it is on the Building, and all such permits shall be in Tenant’s name.

(c) Tenant’s Installation of Rooftop Equipment. If Landlord approves such plans, Tenant shall install (in a good and workmanlike manner) the Rooftop Equipment in accordance with the approved plans and specifications therefor and all Legal Requirements (including all applicable permits and consents issued with respect to the Rooftop Equipment) in a manner so as not to damage any Building or interfere with the use of any portion of the Property while such installation is taking place.

(d) Tenant’s Operation and Maintenance of Rooftop Equipment. Tenant shall operate and maintain the Rooftop Equipment and the screening therefor in good repair and condition, in accordance with all Legal Requirements, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, all manufacturer’s suggested maintenance programs, the approved plans and specifications therefor and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other supplemental HVAC system, satellite, antennae, or other transmission facility) in the Property, all at Tenant’s sole cost and expense. All work relating to the Rooftop Equipment shall, at Tenant’s expense, be coordinated with Landlord’s roofing contractor so as not to affect any warranty for the Building’s roof. Tenant shall maintain insurance in respect thereof reasonably satisfactory to Landlord, listing Landlord, the holder of any Superior Interest and the Building manager, as additional insureds.

(e) Relocation of Rooftop Equipment. Tenant may not relocate any of the Rooftop Equipment without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that, upon at least 30 days’ prior written notice to Tenant from Landlord that Landlord requires Tenant to relocate any Rooftop Equipment in order to accommodate roof repair or replacement (which notice may be given at any time and from time to time during the Term), Tenant shall relocate such Rooftop Equipment (as requested by Landlord) from the then existing location to any substitute location reasonably designated by Landlord on the Building. Tenant shall complete, at Tenant’s sole cost and expense, such relocation prior to the expiration of such 30-day period and upon the expiration of such 30-day period Tenant shall have no further right to use or occupy the prior location until the completion of such roof repair or replacement, at which time Landlord may notify Tenant to relocate back to the original location and Tenant will perform such relocation as soon as reasonably practicable after such notice. In the event Landlord exercises its right to cause Tenant to relocate all or a portion of the Rooftop Equipment pursuant this Section 10.32(e), Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant’s operations as a result thereof. Tenant shall, at Tenant’s expense, repair all damage to the Building caused by the installation, maintenance or removal of the Rooftop Equipment at any such prior rooftop locations.

(f) Rooftop Equipment Removal Obligations; Landlord’s Rights. Within five (5) days after the date that Tenant no longer leases any of the rentable square footage in a particular Building, Tenant shall, at its risk and expense, remove the Rooftop Equipment from such Building. In addition, within five (5) days after (A) the termination of this Lease, (B) the expiration of the Term, or (C) Tenant’s vacating all of the Premises, Tenant shall, at its risk and expense, remove all Rooftop Equipment from the Property. If Tenant fails to timely remove any Rooftop Equipment, Landlord may remove such Rooftop Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within thirty (30) days after Landlord’s request therefor. Alternatively, at Landlord’s election, Tenant shall deliver to Landlord such Rooftop Equipment in good repair and condition, normal wear and tear and damages from Casualty and condemnation excepted, and deliver to Landlord a bill of sale for such Rooftop Equipment and all operating manuals, keys and similar items with respect to such Rooftop Equipment, and thereafter such Rooftop Equipment shall be Landlord’s property. Tenant shall repair any damage to the Building caused by or relating to the Rooftop Equipment, including that which is caused by its installation, maintenance, use, or removal, and Tenant shall restore the area of the roof on which Tenant’s Rooftop Equipment was located to its condition as of the Commencement Date, normal wear and tear and Casualty and condemnation excepted. If Tenant fails to do so within 30 days after Landlord’s written request, Landlord may perform such work and Tenant shall pay to Landlord all reasonable costs incurred in connection therewith, plus an administrative fee of 5% of such costs, within 30 days after Landlord’s written request therefor.

(g) Disclaimer. For all purposes under this Lease, the Rooftop Equipment shall be deemed to be included within the definition of Tenant Maintained Off-Premises Equipment. LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE ROOFTOP EQUIPMENT, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS).

(h) Personal Right. Tenant may only use the Rooftop Equipment in connection with Tenant’s business. Tenant shall not allow any third party to use such equipment, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved by Landlord.

10.33. Property Amenities. Tenant and its on-Premises employees shall have the right to access and use the Property Amenities during the Term. If Tenant leases 100% of the rentable square footage of the Property, then Tenant’s right to use the Property

Amenities shall be exclusive; provided that Tenant shall not allow any third party to use the Property Amenities, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved by Landlord. If Tenant does not lease 100% of the rentable square footage of the Property, then Tenant’s right to use the Property Amenities shall be non-exclusive, in common with the other occupants of the Property. The cafeteria may be operated by Landlord or by a third party operator. For the avoidance of doubt, all costs and expenses incurred to operate, maintain, clean and manage the Property Amenities (including, without limitation, reasonable subsidies, if any), whether operated by Landlord or a third party operator, shall in any event be included in Operating Costs and the rentable square footage of the Property and the Premises shall take into account, subject to measurement in accordance with the Initial Measurement Standard or the Current BOMA Standards, as the case may be, the add-on factor attributable to the total square feet of the Property Amenities. Except as provided in Operating Costs, Tenant’s use of the Property Amenities shall be without separate rental charge to Tenant, save and except for the cost of any specific services provided and sold by the Property Amenities and related services and the membership fees for use of the Fitness Center by Tenant’s on-Premises employees, all at the applicable rates for such services established by Landlord from time to time and charged in a uniform and non-discriminatory manner among substantially all tenants of the Property. Landlord may prescribe reasonable Rules and Regulations for the use of the Property Amenities, including, without limitation, with respect to reservations for meetings and other functions. Tenant’s use of the Property Amenities shall be conditioned upon Tenant’s observance of such Rules and Regulations. The Property Amenities shall remain in operation during the Term of this Lease; provided, however, Tenant acknowledges that (i) the Property Amenities may, from time to time, be temporarily closed during the Term including, without limitation, closures due to (1) remodeling, improvement work or repair work, (2) changes in the operator(s) of any of the Property Amenities, (3) cessation of operations by any operator of the Property Amenities, (4) compliance with applicable Legal Requirements, (5) Casualty or condemnation and (6) matters beyond Landlord’s reasonable control and (ii) Landlord shall have the right to alter the size and location of such Property Amenities, the type of equipment provided and the hours of operation of the Property Amenities; provided that in each of the foregoing circumstances (other than the circumstances described in clauses (i)(4), (i)(5) and (i)(6)), so long as (x) an Event of Default does not exist, (y) Original Tenant is the tenant under this Lease and (z) Original Tenant leases at least 300,000 rentable square feet of space in the Property which includes at least one laboratory space, Landlord shall give Tenant not less than 30 days’ prior written notice of Landlord’s intention to take any such actions (except in the case of an emergency where such prior notice is not feasible) and, if the action involves a proposed alteration to the physical layout of a Property Amenity that would materially impact Tenant’s use and enjoyment of such Property Amenity, Tenant may notify Landlord within such 30 day period that Tenant objects to Landlord’s actions in which event Landlord and Tenant shall reasonably work together to resolve Tenant’s reasonable objections. Tenant acknowledges and agrees that Tenant’s and any Tenant Party’s use of the Property Amenities is voluntary and, in consideration of the use of the Property Amenities, shall be undertaken by Tenant and such Tenant Party at its sole risk. Neither Landlord, the holder of any Superior Interest nor their respective officers, directors, managers, servants, agents and/or employees

(collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant’s and any Tenant Party’s use of the Property Amenities and their facilities and services. TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES, EXCEPT TO THE EXTENT SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES ARE ACTION ARE ULTIMATELY DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE JUDGMENT, TO BE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE RELEASED PARTIES. Further, as a condition to each Person’s use of the Fitness Center, Landlord may require that Tenant shall cause each Person using the Fitness Center to execute a release on Landlord’s standard form prior to such party’s use of the Fitness Center. The waivers contained in this Section 10.33 shall survive the expiration or earlier termination of this Lease.

10.34. Parking Structures.

(a) The Parking Structures consist of the following, all as more particularly shown on Exhibit U: (i) “P100”, which serves B100, B200 and B500; (ii) “P300”, which serves B300; and (iii) “P400”, which serves B400. Tenant shall have the right use the number of parking spaces within the Parking Structures as described in Exhibit U. Tenant acknowledges that to the extent any of Tenant Maintained Off-Premises Equipment located in a Parking Structure utilizes any of the parking spaces in such Parking Structure, then such parking spaces shall count against Tenant’s allocation of parking spaces hereunder. Tenant’s use of the Parking Structures shall be at no additional charge to Tenant during the Term, but shall in all instances be subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Structures. Notwithstanding the provisions of this Section 10.34(a) and any other provisions of this Lease in conflict, Tenant shall have exclusive use and management of the electrical vehicle (EV) charging station and “[Tenant name] Go Green” assigned parking spaces as described in Exhibit U. Subject to the terms and conditions of this Lease, Tenant shall have access to the Parking Structures serving the Premises 24 hours per day, seven days per week. Tenant shall not allow any third party to use the Parking Structures, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers, business visitors of Tenant and any other assignments or sublets approved by Landlord. If Tenant subleases any portion of the Premises or transfers any of its interest in this Lease, then the parking spaces allocated to Tenant hereunder may, at Tenant’s election, be divided between Tenant and such subtenant or transferee on a pro-rata basis to the extent of the ratio between the rentable square feet of the Premises retained by Tenant and the rentable square feet of the Premises subleased or transferred by Tenant; provided, however, that Tenant may not grant the use of any parking spaces in a Parking Structure to a subtenant that is not subleasing space in the Building that such Parking Structure serves without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld. In no event shall Tenant and any subtenant or transferee be entitled to more than the parking spaces provided above in this Section 10.34(a) unless otherwise expressly agreed in writing by Landlord.

(b) Tenant shall at all times comply with all Legal Requirements respecting the use of the Parking Structures. Landlord reserves the right to adopt, modify, and enforce reasonable Rules and Regulations governing the use of the Parking Structures from time to time including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems and charging a fee for replacement of any such key-card sticker or other item used in connection with any such system and hours of operations. Landlord may refuse to permit any Person who violates such Rules and Regulations to park in the Parking Structures, and any violation of the Rules and Regulations shall subject the car to removal from the Parking Structures.

(c) If Landlord decides in its commercially reasonable discretion to install a controlled parking access mechanism, Tenant may validate visitor parking by such method or methods as Landlord may approve. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, “first-come, first served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Structures to be operated by an independent contractor, not affiliated with Landlord.

(d) All motor vehicles (including all contents thereof) shall be parked in the Parking Structures at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING FACILITIES OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES, EXCEPT TO THE EXTENT SUCH LOSS IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BEEN CAUSED BY LANDLORD’S SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.35. Loading Docks. The B100 loading dock shall be Building Exclusive Use Common Areas, but will be managed and controlled by Tenant (subject to the same access rights that Landlord has with respect to the Premises). The B300 loading dock, the B400 loading dock and the unenclosed portion of the B500 loading dock are Building Exclusive Use Common Areas that will be managed and controlled by Landlord; provided, however, that so long as Tenant is leasing any portion of B500, the unenclosed portion of the B500 loading dock shall be managed and controlled by Tenant, including security, so long as the enclosed portion of the B500 loading dock is part of the Premises. Landlord shall at all times have access to the unenclosed portion of the B500 loading dock for deliveries provided that any deliveries After Business Hours shall be scheduled through Tenant’s security subject to reasonable advance notice.

10.36. Auditorium. Landlord’s use of the Auditorium shall be conditioned upon Landlord’s observance of the terms and conditions of Exhibit X.

10.37. Waiver of Landlord’s Lien. Landlord waives its statutory lien rights under Section 54.021 of the Texas Property Code as well as any constitutional and contractual liens with respect to Tenant’s personal property located at the Premises. Notwithstanding anything to the contrary this Section, Landlord does not waive, relinquish or subordinate any liens, rights or remedies that Landlord may now have, or shall ever enjoy, as a judgment creditor or under any warehouseman’s lien in the event that Landlord is required by applicable law to store Tenant’s property if such property is abandoned by Tenant following an Event of Default by Tenant under this Lease.

10.38. Notice of Indemnification. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THIS LEASE CONTAINS CERTAIN INDEMNIFICATION PROVISIONS (INCLUDING WITHOUT LIMITATION THOSE CONTAINED IN SECTIONS 6.5(d), 6.11, AND 9.3(c) HEREOF) WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN INDEMNIFICATION BY TENANT FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LANDLORD, THE HOLDER OF ANY SUPERIOR INTEREST AND THEIR RESPECTIVE AGENTS, DIRECTORS, OFFICERS, SHAREHOLDERS AND EMPLOYEES’ OWN NEGLIGENCE.

10.39. No Implied Warranty. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN WITH RESPECT TO EXPRESS RIGHTS OF TENANT TO ABATE RENT, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the date first above written.

Landlord:

7171 SOUTHWEST PARKWAY HOLDINGS, L.P., a Delaware limited partnership

By:	7171 Southwest Parkway Holdings GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ John S. Grassi
	Name:	John S. Grassi
	Title:	Authorized Signatory

Tenant:

LANTANA HP, LTD., a Texas limited partnership

By:	GP Lantana, Inc., a Texas Corporation,
its general partner

	By:	/s/ Sam Houston
	Name:	SAM HOUSTON
	Title:	VICE PRESIDENT